Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

SYNNEX CORPORATION, as Acquirer

JACK OF ALL GAMES, INC., as US Seller

JACK OF ALL GAMES (CANADA), INC., as Canadian Seller

and

TAKE-TWO INTERACTIVE SOFTWARE, INC., as Guarantor

Dated as of December 21, 2009

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of December 21, 2009, by and among SYNNEX CORPORATION, a Delaware corporation (“Acquirer”), JACK OF ALL GAMES, INC., a New York corporation (the “US Seller”), JACK OF ALL GAMES (CANADA), INC., an Ontario corporation (the “Canadian Seller” and, together with US Seller, the “Sellers”), and, solely for purposes of Section 9.2, TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation (“Guarantor”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, US Seller is in the business of distributing video and computer games and other software, hardware and accessories designed for video game consoles, personal computers and handheld platforms to retail outlets throughout the United States (the “US Business”);

WHEREAS, Canadian Seller is in the business of distributing video and computer games and other software, hardware and accessories designed for video game consoles, personal computers and handheld platforms to retail outlets throughout Canada (the “Canadian Business” and, together with the US Business, the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to sell, convey, transfer, assign and deliver to Acquirer, and Acquirer desires to purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to all of the Purchased Assets including the assumption of the Assumed Liabilities (the “Acquisition”);

WHEREAS, Guarantor will obtain substantial direct and indirect benefits from the transactions contemplated herein and, as an essential inducement of and condition to such transactions and in consideration therefor, Guarantor has agreed to guarantee fully the performance of the Sellers, as further described in Section 9.2;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Sellers and Acquirer have executed and delivered, as of the date hereof, (i) an agreement for transition services (the “Transition Services Agreement”), (ii) a distribution agreement (the “Distribution Agreement”), (iii) a sublease for the Subleased Property (the “Sublease”), (iv) assignments of trademarks by means of a trademark assignment agreement (the “Trademark Assignment”), and (v) assignment of a domain name by means of a domain name assignment (the “Domain Name Assignment”), each of which shall become effective upon the Closing; and

WHEREAS, in connection with the transactions contemplated by this Agreement, the Sellers have obtained consents, assignments, approvals and waivers from certain of their customers and vendors, copies of which are set forth on Section 1 of the Disclosure Schedule (the “Consents”).

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration

(the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

PURCHASE & SALE OF PURCHASED ASSETS

Section 1.1                                      Purchased Assets.  Subject to the terms and conditions of this Agreement, including Section 1.2(b), and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to Acquirer, and Acquirer shall purchase and acquire from the Sellers, free and clear of all Liens (other than Permitted Liens), all of the Sellers’ right, title and interest in and to all of the assets which the Sellers own or in which either of the Sellers has any right, title or interest relating to the Business, including, but not limited to, the assets listed below except as set forth in Sections 1.2 and 1.3 (collectively, the “Purchased Assets”):

(a)                                  all accounts receivable, notes receivable and other receivables, including, but not limited to, those receivables set forth on Section 1.1(a) of the Disclosure Schedule;

(b)                                 all inventories and works-in-progress, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Sellers with respect to services performed by the Sellers on or prior to the Closing Date including, but not limited to, those inventories, works-in-progress, rights, and fees set forth on Section 1.1(b) of the Disclosure Schedule;

(c)                                  all equipment, computers, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets related to the Business, except as set forth on Section 1.1(c) of the Disclosure Schedule;

(d)                                 all Intellectual Property used by Sellers in the operation of the Business;

(e)                                  all advertising and promotional materials;

(f)                                    all right, title and interest in, to and under the Contracts set forth on Section 1.1(f) of the Disclosure Schedule;

(g)                                 to the extent permitted by applicable Law, all Permits necessary for the conduct of the Business;

(h)                                 to the extent permitted by applicable Law, and subject to Section 9.4, all books, records, files and data;

(i)                                     the rights under Sellers’ Insurance Policies with respect to the accounts receivable as of the Closing that are not excluded by Sellers pursuant to Section 1.2(b) (the “Transferred Insurance Policies”);

(j)                                     all goodwill incident to the items listed above;

(k)                                  all readily available electronic data relating to the Business (including data dating back to December 2002 and excluding all information relating to employees that are not Transferred Employees) other than Personal Information, and all data in all computers included in the Purchased Assets existing as of the Closing Date other than Personal Information;

(l)                                     all assets included in the computation of Tangible Net Worth; and

(m)                               all other assets principally used in the operation of the Business (but not including any Excluded Assets).

Section 1.2                                      No Other Assets.

(a)                                  The Sellers shall retain, and Acquirer shall not purchase, any assets, properties, rights or interests of the Sellers other than the Purchased Assets.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 1.2(b), if by virtue of the amount of accounts receivable included in the Purchased Assets at the Closing the Tangible Net Worth exceeds Thirty-Five Million Dollars ($35,000,000), then the Sellers shall have the right, in their sole discretion, to specifically exclude any of the Sellers’ accounts receivable, in an aggregate amount necessary to reduce the Tangible Net Worth to not less than Thirty-Five Million Dollars ($35,000,000), as the Sellers shall specify in a written notice to Acquirer at least five (5) Business Days prior to the Closing, whereupon such accounts receivable shall, to the extent excluded, cease to be “Purchased Assets” hereunder and shall become “Excluded Assets” and thereby be excluded from the Purchased Assets.  Notwithstanding the foregoing, if the Sellers exclude any accounts receivable pursuant to this Section 1.2(b), the average past-due age and collectability of the accounts receivable which remain Purchased Assets shall not be adversely impacted as a result of such exclusion.

(c)                                  At least five (5) Business Days prior to Closing the Sellers shall deliver a written notice to Acquirer specifying all inventory (including the age and value thereof (calculated in accordance with the Accounting Procedures excluding any discount that may be applied to such value)) to be included in the Purchased Assets and the Sellers’ calculation of the Excess Inventory Value and the Aged Excess Inventory Value.  In the event that (A) the Excess Inventory Value is in excess of Three Million Three Hundred Thousand Dollars ($3,300,000), then the Acquirer may elect to exclude inventory from the Purchased Assets, as the Acquirers shall specify in a written notice to the Sellers at least two (2) Business Days prior to the Closing, such that the Excess Inventory Value at the Closing shall equal approximately Three Million Three Hundred Thousand Dollars ($3,300,000) or (B) the Aged Excess Inventory Value is in excess of Eight Hundred Thousand Dollars ($800,000), then the Acquirer may elect to exclude inventory Aged more than 180 days from the Purchased Assets, as the Acquirer shall specify in a written notice to the Sellers at least two (2) Business Days prior to the Closing, such that the Aged Excess Inventory Value at the Closing shall equal approximately Eight Hundred Thousand Dollars ($800,000), whereupon such excluded inventory shall, to the extent excluded pursuant to clause (A) or (B), cease to be “Purchased Assets” hereunder and shall become “Excluded Assets” and thereby be excluded from the Purchased Assets and shall be referred to herein as “Excluded Inventory”.

Section 1.3                                      Excluded Assets.  The Sellers shall not sell, convey, transfer or assign to Acquirer, and Acquirer shall not purchase or acquire any of the following assets, or any right, title or interest therein (collectively, the “Excluded Assets”):

(a)                                  Cash Assets;

(b)                                 claims for and rights to receive refunds, rebates, or similar payments of Taxes for any Pre-Closing Tax Period, all Tax Returns and all notes, worksheets, files or documents relating thereto; provided, however, that copies of the foregoing, to the extent related to the Business or the Purchased Assets, shall be delivered to Acquirer;

(c)                                  minute books and corporate records of the Sellers;

(d)                                 personnel, employee compensation, medical and benefits and labor relations records relating to employees or past employees of the Sellers other than such records relating exclusively to the Transferred Employees;

(e)                                  the Sellers’ Insurance Policies and rights therein (other than the Transferred Insurance Policies);

(f)                                    all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets located on the first floor of 9271 Meridian Way, West Chester, Ohio, 45069, except as otherwise provided in Section 1.1(c) or Section 1.3(f) of the Disclosure Schedule;

(g)                                 all computer software set forth on Section 1.3(g) of the Disclosure Schedule;

(h)                                 all right, title and interest in, to and under all Contracts and Plans set forth on Section 1.3(h) of the Disclosure Schedule (the “Excluded Contracts”);

(i)                                     all insurance proceeds receivable by the Sellers, the Guarantor or any Affiliate thereof relating to any Excluded Asset;

(j)                                     security deposits under all Lease Documents;

(k)                                  all proceeds receivable by the Sellers relating to products purchased from any Seller or one of its distributors by the employees of the Sellers, the Guarantor or any Affiliate thereof pursuant to an employee product discount program;

(l)                                     assets set forth on Section 1.3(l) of the Disclosure Schedule;

(m)                               all rights of the Sellers under this Agreement and the Ancillary Agreements, or any other agreement between either Seller and the Acquirer;

(n)                                 any assets owned by Guarantor or any Affiliates of Sellers;

(o)                                 all Personal Information;

(p)                                 all accounts receivable, notes receivable and other receivables of the Canadian Seller or related to the Canadian Business;

(q)                                 all accounts receivable, notes receivable and other receivables of the US Seller relating to its third party PC distribution business;

(r)                                    all returns of inventory occurring after the Closing relating to the Canadian Seller, the Canadian Business or the US Seller’s third party PC distribution business;

(s)                                  any accounts receivable or Excess Inventory excluded from the Purchased Assets pursuant to Section 1.2(b) and 1.2(c), respectively; and

(t)                                    any assets of Guarantor and/or Ditan Distribution LLC related to the Inventory Management Services Agreement by any among Ditan Distribution LLC, Guarantor and US Seller.

Section 1.4                                      Liabilities.

(a)                                  Assumed Liabilities.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date, Acquirer shall assume and agree to pay, perform or otherwise discharge when due, without recourse to the Sellers or their respective Affiliates, the following Liabilities, and only the following Liabilities, of the Sellers (collectively the “Assumed Liabilities”):

(i)                                     Liabilities relating to the conduct of the Business after the Closing Date under the Contracts listed on Section 1.4(a)(i) of the Disclosure Schedule and Permits (to the extent such Permit is a Purchased Asset);

(ii)                                  all Current Liabilities included in the computation of Tangible Net Worth, calculated in accordance with the Accounting Procedures and on a basis consistent with Section 1.7(a)(i) of the Disclosure Schedule which includes an example of the calculation of Tangible Net Worth as of October 31, 2009;

(iii)                               Liabilities to or with respect to Transferred Employees relating to their employment after the Closing Date, including, without limitation, any amounts due or payable after the Closing Date pursuant to applicable Law or any Plan applicable to or involving a Transferred Employee or any severance or termination payment arising after the Closing Date but excluding any obligations arising due to the Closing of the Acquisition; and

(iv)                              all other Liabilities arising out of the conduct by Acquirer with respect to the Business or the ownership or operation by Acquirer of the Purchased Assets, in each case, from and after the Closing Date.

(b)                                 Excluded Liabilities.  Notwithstanding anything herein to the contrary, except for the Assumed Liabilities, Acquirer shall not assume or otherwise be liable for Liabilities of the Sellers or any other Person of any kind, character or description, whether accrued, absolute, contingent or otherwise (the “Excluded Liabilities”), including, but not limited to, any Liabilities arising out of or with respect to the Excluded Assets, including, but not limited to, the liabilities set forth on Section 1.4(b) of the Disclosure Schedule.

Section 1.5                                      Update to Schedules.  At least five (5) Business Days prior to the Closing, Sellers shall provide Acquirer with updates to Sections 1.1(a), 1.1(b), and 1.4(a) of the Disclosure Schedule.

Section 1.6                                      Purchase Price; Payment of Purchase Price.

(a)                                  Total Consideration.  Subject to the terms and conditions of this Agreement, the aggregate consideration for the Purchased Assets shall be equal to the sum of the Closing Payment, the Subsequent Payments and the Earn-Out Payment (the “Purchase Price”).  The Purchase Price shall be allocated among the US Seller and the Canadian Seller in accordance with Section 1.8.

(b)                                 Closing Payment.  At the Closing, Acquirer shall (i) pay the Sellers Thirty-Six Million Five Hundred Dollars ($36,500,000) (the “Closing Payment”), subject to adjustment as set forth in Section 1.7(a)(i), by wire transfer of immediately available funds to account(s) specified by the Sellers and (ii) assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit A.

(c)                                  Subsequent Payments.

(i)                                     In accordance with Section 1.7(b)(i), within two Business Days either before or after the date that is one hundred ninety (190) days following the Closing Date (the “Subsequent Payment Date”), Acquirer shall pay the Sellers Three Million Five Hundred Thousand Dollars ($3,500,000), subject to reduction as set forth in Section 1.7(b)(i) (the “First Subsequent Payment”), by wire transfer of immediately available funds to an account(s) specified by the Sellers.

(ii)                                  In accordance with Section 1.7(b)(ii), within two Business Days either before or after the Subsequent Payment Date, Acquirer shall pay the Sellers Three Million Dollars ($3,000,000), subject to reduction as set forth in Section 1.7(b)(ii) (the “Second Subsequent Payment” and, together with the First Subsequent Payment, the “Subsequent Payments”), by wire transfer of immediately available funds to an account(s) specified by the Sellers.

(iii)                               In accordance with Section 1.7(b)(iii), if and only if there is an Earn-Out Realization Event, no later than the date fifteen (15) Business Days after October 31, 2010 (such date, the “Earn-Out Payment Date”), Acquirer shall pay the Sellers Two Hundred Fifty Thousand Dollars ($250,000), subject to adjustment as set forth in Section 1.7(b)(iii) (the “Earn-Out Payment”), by wire transfer of immediately available funds to an account(s) specified by the Sellers.

Section 1.7                                      Purchase Price Adjustments.

(a)                                  The Purchase Price shall be adjusted as follows:

(i)                                     No later than five (5) Business Days and not more than ten (10) Business Days prior to the anticipated Closing Date, (x) the Sellers shall prepare and deliver to Acquirer a written estimate of the Tangible Net Worth of the Business as of the Closing Date (the “Estimated Tangible Net Worth”), determined in accordance with the Accounting Procedures, and shall provide a schedule of accounts receivable (including reserves taken in connection therewith) included within the calculation of the Estimated Tangible Net Worth and (y) at the same time, the Sellers shall prepare and deliver to Acquirer a written estimate of the Current Inventory Adjustment Amount (the “Estimated Current Inventory Adjustment Amount”).  For all purposes of this Section 1.7(a), Tangible Net Worth shall be calculated in accordance with the Accounting Procedures and Section 1.7(a)(i) of the Disclosure Schedule which Section 1.7(a)(i) of the Disclosure Schedule includes an example of the calculation of Tangible Net Worth as of October 31, 2009, and is provided for illustrative purposes only; provided, however, in the event of an inconsistency between the Accounting Procedures and any exemplar in the Disclosure Schedule, the Accounting Procedures shall prevail.  To the extent the Estimated Tangible Net Worth is less than Thirty-Five Million Dollars ($35,000,000) (the “Target Tangible Net Worth”), or the Estimated Current Inventory Adjustment Amount is greater than zero, then the Closing Payment shall be reduced dollar for dollar for the amount of such shortfall and/or Estimated Current Inventory Adjustment Amount.  If the Estimated Tangible Net Worth is greater than the Target Tangible Net Worth, the Closing Payment shall be increased dollar for dollar for the amount of such surplus, but reduced by any Estimated Current Inventory Adjustment Amount greater than zero; provided that in no event shall the Closing Payment be increased by more than Four Million Dollars ($4,000,000) (the “Purchase Price Adjustment”) pursuant to this Section 1.7(a)(i).

(ii)                                  As promptly as reasonably practicable after the Closing Date, but not later than one hundred eighty (180) calendar days after the Closing Date, Acquirer will, or will cause its independent accounting firm to, prepare and deliver to the Sellers a statement (the “Statement”) setting forth any disagreements with the Estimated Tangible Net Worth as reported by Sellers (the “Post-Closing Tangible Net Worth Statement”), determined in accordance with the Accounting Procedures and Section 1.7(a)(i) of the Disclosure Schedule, or any disagreements with the Estimated Current Inventory Adjustment Amount as reported by Sellers.

(iii)                               If the Sellers have any objections to the calculation of the Closing Date Tangible Net Worth or the Estimated Current Inventory Adjustment Amount as set forth on the Statement, the Sellers will deliver a detailed statement (the “Statement of Objections”) describing the Sellers’ objections to Acquirer within thirty (30) calendar days of the Sellers’ receipt of the Statement from Acquirer (the “Notice Period”); provided that the Notice Period shall be appropriately extended beyond thirty (30) calendar days to the extent the Sellers reasonably request further information or clarification regarding the Post-Closing Tangible Net Worth Statement and/or the Acquirer’s disagreements with the Estimated Current Inventory Adjustment Amount and the Acquirer has failed to provide a reasonably responsive reply by the earlier of:  (A) the date that is two (2) Business Days after the date of any such request or (B) the date that is three (3) Business Days prior to the expiration of the Notice Period.  If the Sellers fail to notify Acquirer of any such objections within the Notice Period, the Post-Closing

Tangible Net Worth Statement delivered by Acquirer to the Sellers will be deemed to be the “Final Statement”, and the Estimated Current Inventory Adjustment Amount determined by Acquirer will be deemed to be the “Final Current Inventory Adjustment Amount”.  The Sellers and Acquirer will use their reasonable best efforts to resolve any such objections.

(iv)                              If a final resolution is not obtained within thirty (30) calendar days after Acquirer has received the Statement of Objections, either party may refer the dispute to Deloitte & Touche LLP (such accounting firm, the “Accounting Referee”) for binding resolution, determined in accordance with the Accounting Procedures.  Except as set forth on Section 1.7(a)(iv) of the Disclosure Schedule, since January 1, 2009 neither the Guarantor, Acquirer nor any of their respective controlled Affiliates has conducted any business with the Accounting Referee.  The Accounting Referee will address only items disputed by the parties, and may not assign to any such disputed item a value that is greater than the greatest amount for such item that is claimed by a party or less than the smallest amount claimed by a party.  Each party will cooperate with the Accounting Referee and provide the Accounting Referee with any information requested by it.  The Accounting Referee shall concurrently deliver to the Sellers and Acquirer a written opinion setting forth a final determination of the value of the disputed item(s), which determination will be final and binding on all parties.

(v)                                 Acquirer will revise the Post-Closing Tangible Net Worth Statement, or the calculation of the Estimated Current Inventory Adjustment Amount, as appropriate to reflect the resolution of the Sellers’ objections (as agreed upon by the Sellers and Acquirer or as determined by the Accounting Referee) and deliver it to the Sellers within five (5) Business Days after the resolution of such objections.  Such revised Statement will be the “Final Statement” or such revised Estimated Current Inventory Adjustment Amount will be the “Final Current Inventory Adjustment Amount”.  The Tangible Net Worth of the Business set forth on the Final Statement will be the “Final Tangible Net Worth.”

(vi)                              In the event the Final Tangible Net Worth is less than the Estimated Tangible Net Worth, or the Final Current Inventory Adjustment Amount is greater than the Estimated Current Inventory Adjustment Amount, the Sellers shall pay the aggregate difference to the Acquirer.  In the event the Final Tangible Net Worth is greater than the Estimated Tangible Net Worth, or the Final Current Inventory Adjustment Amount is less than the Estimated Current Inventory Adjustment Amount, the Acquirer shall pay the aggregate difference to the Sellers; provided, however, that in no event shall the total of the Closing Payment plus any additional amounts paid by Acquirer under this Section 1.7(a)(vi) exceed Forty Million Five Hundred Thousand Dollars ($40,500,000).  All payments under this Section 1.7(a)(vi) shall be made within five (5) Business Days of determination of the Final Tangible Net Worth and/or Final Current Inventory Adjustment Amount and shall be paid by wire transfer of immediately available fund to an account(s) specified by the Sellers or Acquirer, as applicable.

(vii)                           Except as provided in Section 1.7(a)(viii), Acquirer and the Sellers shall bear equally the fees and expenses of the Accounting Referee.

(viii)                        The Accounting Referee shall be required by the parties to determine the party (i.e., Acquirer or the Sellers) whose asserted position as to the calculation of Closing Date Tangible Net Worth is furthest from the determination by the Accounting Referee and such party shall be deemed to be the “non-prevailing party.”  Notwithstanding the provisions set forth in Section 1.7(a)(vii), if Acquirer is the non-prevailing party and its asserted position was lower by 10% or more of the Final Tangible Net Worth as determined by the Accounting Referee, Acquirer will pay all of the fees and expenses of the Accounting Referee.  If the Sellers are the non-prevailing party and their asserted position was higher by 10% or more of the Final Tangible Net Worth as determined by the Accounting Referee, the Sellers will pay all of the fees and expenses of the Accounting Referee.

(ix)                                Each party will (A) provide the other party and its representatives with full access during customary business hours to those books, records and employees that are related to the preparation of Closing Date Tangible Net Worth and/or Current Inventory Adjustment Amount and (B) fully cooperate with all reasonable requests by a party in connection with a party’s review of the Closing Date Tangible Net Worth, the Post-Closing Tangible Net Worth Statement, the Statement of Objections and/or Current Inventory Adjustment Amount.  Acquirer and the Sellers will make available to the other party and its representatives (including auditors) any back-up materials generated by them to support a position which is contrary to the position taken by the other party.

(x)                                   From and after the Closing and prior to the Subsequent Payment Date, the Acquirer shall (i) use commercially reasonable efforts to pursue the collection of all accounts receivable included within the Purchased Assets, (ii) sell inventory included in the Purchased Assets in the Acquirer’s ordinary course of business and (iii) not scrap or destroy any inventory included in the Purchased Assets.

(b)                                 The Subsequent Payments and Earn-Out Payment shall be adjusted as follows:

(i)                                     Ten (10) days prior to the Subsequent Payment Date, Acquirer will prepare and deliver to the Sellers a statement indicating (i) the aggregate amount as of the Subsequent Payment Date by which (A) actual claims, chargebacks, discounts, setoffs, returns or allowances as of the Subsequent Payment Date made by customers relating to any item included within the Final Tangible Net Worth, if available, or, if not available, within the Estimated Tangible Net Worth as of the Closing exceeds (B) the aggregate reserve amount for such items included within the Final Tangible Net Worth, if available at such time, or, if not available, within the Estimated Tangible Net Worth as of the Closing, (ii) the aggregate amount as of the Subsequent Payment Date of any accounts receivable, included within the Final Tangible Net Worth, if available at such time, or, if not available, within the Estimated Tangible Net Worth as of the Closing, that are Uncollectible, (iii) the aggregate amount as of the Subsequent Payment Date of any Unresolved Debit Memos and related clearing account items and (iv) shortfalls as of the Subsequent Payment Date in any other category of asset (other than inventory) purchased or excesses over liabilities assumed.  The aggregate sum of (i)-(iv) set forth in the immediately preceding sentence, less 50% of the excess, if any, of actual inventory included in the Purchased Assets returned by customers to Acquirer (based on Seller’s average historical value) over the gross value of estimated return inventories included in the Estimated Tangible Net Worth or the Final Tangible Net Worth, as the case may, less any insurance payments received by Acquirer under the Transferred Insurance Policies prior to the Subsequent Payment Date relating to an Uncollected Amount or Excluded Asset and not otherwise remitted to Sellers, shall be referred to as the “Uncollected Amount”.  Notwithstanding the actual calculation of the Uncollected Amount, in no event shall the Uncollected Amount exceed Three Million Five Hundred Thousand Dollars ($3,500,000).  The First Subsequent Payment will be reduced by an amount equal to the Uncollected Amount; provided, however, that in no event shall the First Subsequent Payment be reduced below zero.  On the Subsequent Payment Date, Acquirer shall pay the Sellers the First Subsequent Payment, as reduced pursuant to this Section 1.7(b)(i), by wire transfer of immediately available funds to an account(s) specified by the Sellers.  In the event Acquirer receives insurance payments under the Transferred Insurance Policies after the Subsequent Payment Date relating to an Uncollected Amount or an Excluded Asset, such amounts shall promptly be remitted to Sellers.  In the event that the Estimated Tangible Net Worth as of the Closing Date is used to calculate the Uncollected Amount, any amounts included in the calculation of the Uncollected Amount shall not be permitted to be used to reduce the corresponding line item in the Final Tangible Net Worth.

(ii)                                  Ten (10) days prior to the Subsequent Payment Date, Acquirer will prepare and deliver to the Sellers a statement indicating the excess, if any, of (x) the Net Inventory at Time of Close, less (y) the Net LCM Value of Close Date Inventory (the “Inventory Excess”).  The Second Subsequent Payment will be reduced by an amount equal to the Inventory Excess; provided, however, that in no event shall the Second Subsequent Payment be reduced below zero.  On the Subsequent Payment Date, Acquirer shall pay the Sellers the Second Subsequent Payment, as reduced pursuant to this Section 1.7(b)(ii), by wire transfer of immediately available funds to an account(s) specified by the Sellers.

(iii)                               No later than ten (10) Business Days after October 31, 2010, Acquirer will prepare and deliver to the Sellers a statement indicating the Gross Revenues received from sales of the Take-Two Products by Sellers (prior to the Closing Date) or Acquirer (following the Closing Date), as applicable, from November 1, 2009 through and including October 31, 2010 (“Take-Two Product Revenues”).  If the Take-Two Product Revenues are greater than Forty-Eight Million Dollars ($48,000,000) (an “Earn-Out Realization Event”), Acquirer shall pay the Sellers the Earn-Out Payment in accordance with Section 1.6(c)(iii).

(iv)                              If the Sellers have any objections to the calculation of the Uncollected Amount, Inventory Excess or Take-Two Product Revenues, the Sellers will deliver a detailed schedule (the “Schedule of Objection”) describing the Sellers’ objections to Acquirer within ten (10) Business Days of the Subsequent Payment Dates or Earn-Out Payment Date, as applicable, or, provided that such ten (10) Business Day period shall be appropriately extended to the extent the Sellers reasonably request further information regarding the calculation of the Uncollected Amount, Inventory Excess or

Take-Two Product Revenues, as the case may be, and the Acquirer has failed to provide a reasonably responsive reply by the earlier of: (A) the date that is two (2) Business Days after the date of any such request or (B) the Business Day prior to the expiration of such ten (10) Business Day period.  The Sellers and Acquirer will use their reasonable best efforts to resolve any such objections.

(v)                                 If a final resolution is not obtained within five (5) Business Days after Acquirer has received the Schedule of Objection, either party may refer the dispute to the Accounting Referee for binding resolution.  The Accounting Referee will address only items disputed by the parties, and may not assign to any such disputed item a value that is greater than the greatest amount for such item that is claimed by a party or less than the smallest amount claimed by a party.  Each party will cooperate with the Accounting Referee and provide the Accounting Referee with any information requested by it.  The Accounting Referee shall concurrently deliver to Sellers and Acquirer a written opinion setting forth a final determination of the First Subsequent Payment, Second Subsequent Payment or Earn-Out Payment (which, in the case of the Earn-Out Payment, shall be either zero or $250,000), as the case may be, which determination will be final and binding on all parties.

(vi)                              In the event the final determination of the First Subsequent Payment or the Second Subsequent Payment, as the case may be, as determined by the Accounting Referee is less than the amount paid on the Subsequent Payment Date, the Sellers shall pay the difference to the Acquirer.  In the event the First Subsequent Payment or Second Subsequent Payment, as the case may be, as determined by the Accounting Referee, is greater than the amount paid on the Subsequent Payment Date, the Acquirer shall pay the difference to the Sellers; provided, however, that in no event shall (A) the First Subsequent Payment exceed Three Million Five Hundred Thousand Dollars ($3,500,000) or (B) the Second Subsequent Payment exceed Three Million Dollars ($3,000,000).  In the event the final determination of the Earn-Out Payment as determined by the Accounting Referee is changed from zero to Two Hundred Fifty Thousand Dollars ($250,000), the Acquirer shall pay the Earn-Out Payment to the Sellers.  All payments under this Section 1.7(b)(vi) shall be made within five (5) Business Days of determination of the First Subsequent Payment, Second Subsequent Payment or Earn-Out Payment, as the case may be, as determined by the Accounting Referee, and shall be paid by wire transfer of immediately available fund to an account(s) specified by the Sellers or Acquirer, as applicable.

(c)                                  The “Final Purchase Price” will be the amount equal to the Closing Payment as adjusted pursuant to Section 1.7(a)(vi), plus the First Subsequent Payment, as adjusted pursuant to Section 1.7(b), plus the Second Subsequent Payment, as adjusted pursuant to Section 1.7(b), plus the Earn-Out Payment, if any.  In no event shall the Final Purchase Price exceed Forty-Seven Million Two Hundred Fifty Thousand ($47,250,000).

Section 1.8                                      Purchase Price Allocation.  No later than 15 days after the date hereof, Acquirer shall provide to the Sellers a statement allocating the Purchase Price among the Purchased Assets of the Canadian Business and the US Business.  If the Sellers disagree with Acquirer’s calculation of the Purchase Price allocation, the Sellers may, within 15 days after delivery of Acquirer’s calculation of the Purchase Price allocation, deliver a notice to Acquirer disagreeing with such calculation and setting forth Sellers’ proposed Purchase Price allocation. Sellers and Acquirer shall, during the 15 day period following delivery of Sellers’ notice of disagreement, use their reasonable best efforts to resolve such dispute and reach a mutually agreed Purchase Price allocation.  The parties shall (i) prepare and, where applicable, file each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594 where relevant) in a manner consistent with their mutually agreed allocation (or, if no such agreement is reached in accordance with this Section 1.8, in accordance with an allocation determined in the Acquirer or either Seller’s sole discretion) and (ii) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such allocation, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or pursuant to any analogous foreign legislation.

Section 1.9                                      Closing.  Subject to the satisfaction or waiver of all of the conditions precedent to Closing hereunder, the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place at 10:00 a.m., California time, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, CA 94304, on February 26, 2010, or at such other date, time and place as the Sellers and Acquirer shall mutually agree upon.  The date of the Closing shall be referred to as the “Closing Date.”  The Sellers and Acquirer hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VII hereof and as may reasonably be required to effect the transfer by the Sellers of the Purchased Assets or the assumption by Acquirer of the Assumed Liabilities pursuant to and as contemplated by this Agreement and to consummate the Acquisition.  All events which shall occur at the Closing shall be deemed to occur simultaneously.

Section 1.10                                Prorations.  With respect to certain expenses incurred in the operation of the Business, the following allocations will be made between Acquirer and the Sellers to ensure that the Sellers will bear such expenses to the extent they relate to the period prior to the Closing Date, and Acquirer will bear such expenses to the extent they relate to the period from and after the Closing Date:

(a)                                  utilities, water and sewer charges will be apportioned based upon the number of operating days occurring before and after the Closing Date during the billing period for each such charge; and

(b)                                 expenses incurred pursuant to leases included in the Assumed Liabilities shall be prorated based on the number of days occurring before and after the Closing Date during the month in which the Closing Date occurs.

Appropriate cash payments shall be made by the Sellers or Acquirer, as applicable, after the facts giving rise to the obligation for such payments are known to the Sellers and Acquirer, in the amounts necessary to give effect to the allocations provided for in this Section 1.10, which amounts shall be payable on a quarterly basis as a net settlement for such period beginning on the ninetieth (90th) day after the Closing Date.

Section 1.11                              Transfer Taxes.  Acquirer shall be responsible for the payment of any sales, use, transfer or similar taxes arising out of or in connection with the Acquisition; provided, however, the Sellers shall remain responsible for all other Taxes incurred by them from the conduct of the Business prior to the Closing Date and the Acquisition (except to the extent Property Taxes are allocated to Acquirer pursuant to the Sublease).  To the extent applicable, Canadian Seller will agree to enter into a joint election with the Acquirer pursuant to s. 167 of the Excise Tax Act (Canada).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions set forth in the Disclosure Schedule delivered herewith and dated as of the date hereof, each Seller hereby, jointly and severally, represents and warrants to Acquirer as follows:

Section 2.1                                    Organization and Qualification.

(a)                                  Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each has full corporate power and authority to (i) conduct the Business as now conducted, (ii) own, use, license and lease the Purchased Assets, and (iii) perform its obligations under all Contracts to which it is a party.  Each Seller is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Purchased Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where each Seller is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Sellers own, use, license or lease the Purchased Assets, or conduct Business or have employees or engage independent contractors.

Section 2.2                                    Authority Relative to this Agreement.  Each Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which each Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which each Seller is a party have been or will be, as applicable, duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which the Acquirer is a party, thereof) by each other party thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.3                                    Equity Ownership.  Each Seller is a direct or indirect wholly owned subsidiary of the Guarantor.

Section 2.4                                    Seller Financial Statements.  The pro forma unaudited income statements of the Sellers for the years ended October 31, 2007, 2008, and 2009 (the “Sellers’ Financial Statements”), which statements are attached hereto as Section 2.4 of the Disclosure Schedule, have been prepared on a basis consistent with the Sellers’ GAAP-based accounting policies throughout the periods indicated.  The pro forma unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end audit adjustments.  The Sellers’ Financial Statements have been prepared for purposes of providing financial information regarding the Business to Acquirer for purposes of the transactions contemplated hereby and, except as set forth in Section 2.4 of the Disclosure Schedule, represent the Sellers’ good faith estimates of the operating results of the Sellers (in each case, to the extent related to the Business, the Purchased Assets and the Assumed Liabilities) during the periods indicated therein.  Notwithstanding anything herein to the contrary, Sellers make no representation with respect to any financial information for the Business other than that the Sellers’ Financial Statements were prepared in good faith.

Section 2.5                                    Books and Records; Organizational Documents.  The minute books and stock record books and other similar records of the Sellers have been provided or made available to Acquirer prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound and prudent business practices.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of each Seller from January 1, 2004 through the date hereof.  The Sellers have, prior to the execution of this Agreement, made available to Acquirer true and complete copies of their respective Articles of Incorporation and Bylaws, both as amended through the date hereof.  Each Seller is not in violation of any provision of its Articles of Incorporation or Bylaws.

Section 2.6                                    No Undisclosed Liabilities.  Except (i) as set forth in Section 2.6 of the Disclosure Schedule or in the Sellers’ Financial Statements, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since October 31, 2009, or (iii) for Excluded Liabilities, there are no Liabilities of the Business required under GAAP to be reflected in the Sellers’ Financial Statements that are not so reflected.

Section 2.7                                    Absence of Changes.

(a)                                 Except as set forth in Section 2.7 of the Disclosure Schedule, since October 31, 2009:

(i)                                     there has not been any Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)                                  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Purchased Assets;

(iii)                             there has been no amendment to either Sellers’ Articles of Incorporation or Bylaws, and the Sellers have not effected or been a party to any Business Combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)                              the Sellers have not formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(v)                                 the Sellers have not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Sellers since October 31, 2008, exceeds $100,000 in the aggregate;

(vi)                              neither Seller has (i) entered into or permitted any of their respective Purchased Assets to become bound by any Material Contract or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(vii)                           except for actions taken in the ordinary course of business consistent with past practice, neither Seller has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for an immaterial right or other immaterial asset, that is a Purchased Asset;

(viii)                       the Sellers have not changed any of their methods of accounting or accounting practices in any material respect;

(ix)                               neither Seller has made any material Tax election;

(x)                                  neither Seller has commenced or settled any Legal Proceeding, or received any written notice that any Person was commencing or threatening to commence a Legal Proceeding involving the Sellers;

(xi)                               except for actions taken in connection with the negotiation, execution or delivery of this Agreement and the Ancillary Agreements, neither Seller has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(xii)                           neither Seller has agreed or committed to take any of the actions referred to in clauses “(iii)” through “(xi)” above.

(b)                                 As of the date hereof, neither Seller is in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of the Sellers.

(c)                                  As of the date hereof, neither Seller is, nor have the Sellers agreed to become, bound by any guarantee, surety or similar commitment which has not been reflected in the Sellers’ Financial Statements.

(d)                                 Neither Seller has received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

Section 2.8                                    Real Property.

(a)                                  Neither Seller owns any real property.

(b)                                 Section 2.8(b) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Sellers or otherwise used or occupied by the Sellers (the “Leased Real Property”).  All documents related to such lease, license, sublease, use or occupation (the “Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms in all material respects, and there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Sellers or, to the Sellers’ Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.  Except as set forth on Section 2.8(b) of the Disclosure Schedule, (i) no parties other than the Sellers have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the Business of the Sellers, (iii) the Leased Real Property and the physical assets of the Sellers are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance, in all material respects, with all applicable Laws and (v) neither Seller will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(c)                                  The Sellers have made available to Acquirer true, correct and complete copies of all Lease Documents.

Section 2.9                                    Valid Title/Sufficiency of Assets.

(a)                                  Except as set forth on Section 2.9(a) of the Disclosure Schedule, the Sellers have good, marketable and valid title to, or, in the case of leased Purchased Assets, valid leasehold interest in, the Purchased Assets free and clear of any Liens except Permitted Liens.

(b)                                 Except as set forth on Section 2.9(b) of the Disclosure Schedule, the Purchased Assets constitute all of the rights, contracts, property and assets, tangible and intangible, necessary to operate the Business in all materials respects in the manner presently operated by the Sellers.

Section 2.10                              Intellectual Property.  Section 2.10 of the Disclosure Schedule lists (i) all registered Intellectual Property owned by Sellers (“Sellers Registered Intellectual Property”) (including all trademarks and service marks that the Sellers have used with the intent of creating or benefiting from any common law rights relating to such marks), (ii) the jurisdiction in which such item of Sellers Registered Intellectual Property has been registered or filed and the applicable registration or serial number, (iii) any other Person that, to the Sellers’ Knowledge, has an ownership interest in such item of Sellers Registered Intellectual Property and the nature of such ownership interest, and (iv)  any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Sellers Registered Intellectual Property.

(a)                                  Except as set forth in Section 2.10(a) of the Disclosure Schedule, each item of Seller Intellectual Property, including all Sellers Registered Intellectual Property listed in Section 2.10(a) of the Disclosure Schedule, is owned exclusively by the Sellers and is free and clear of any Liens.

(b)                                 Without limiting the generality of the foregoing, the Sellers own exclusively, and have good title to, each copyrighted work that is a Seller product and each other work of authorship that the Sellers otherwise purport to own.

(c)                                  To the extent that any Seller Intellectual Property has been developed or created by any Person other than the Sellers, the Sellers have a written agreement with such Person with respect thereto and the Sellers have either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.10(c) of the Disclosure Schedule.

(d)                                 Section 2.10(d) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) to which either Seller is a party that grant licenses to Intellectual Property, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person.  Except as set forth in Section 2.10(d) of the Disclosure Schedule, neither Seller is in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses in any material respect.

(e)                                  Except as set forth in Section 2.10(e) of the Disclosure Schedule, the operation of the Business as currently conducted does not (i) to the Sellers’ Knowledge, infringe or misappropriate the Intellectual Property of any Person, (ii) materially violate any term or provision of any License or Contract concerning such Intellectual Property, or (iii) constitute unfair competition or an unfair trade practice under any U.S. Law, and the Sellers have not received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Sellers infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

(f)                                    To the Sellers’ Knowledge, no Person is infringing or misappropriating any Seller Intellectual Property and the Sellers (i) have not asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of any Seller Intellectual Property and (ii) are not aware of any facts or circumstances which could give rise to a such claim.

(g)                                 The Sellers presently take commercially reasonable steps to protect the Sellers’ rights in confidential information and trade secrets of the Sellers or provided by any other Person to the Sellers subject to a duty of confidentiality.  Without limiting the generality of the foregoing, the Sellers have, and enforce, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth as Attachment 2.10(g) to the Disclosure Schedule, and all current employees, consultants and independent contractors of the Sellers, except as set forth in Section 2.10(g) of the Disclosure Schedule, have executed such an agreement and copies of all such agreements have been provided to Acquirer or made available to Acquirer for review.

(h)                                 Neither this Agreement nor any transactions contemplated by this Agreement will result in Acquirer or the Sellers after the Closing Date granting any rights or licenses with respect to the Intellectual Property of Acquirer or the Sellers after the Closing Date, to any Person pursuant to any Contract to which either Seller is a party or by which any of their Purchased Assets are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of the Sellers or the Acquirer from and after the Closing Date in any of the Sellers Intellectual Property or require or obligate Acquirer or the Sellers after the Closing Date (i) to grant to any third party any rights or licenses with respect to any Seller Intellectual Property; or (ii) to pay any royalties or other amounts.  Neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which either Seller is a party with respect to any Intellectual Property, except for the Contracts or Licenses set forth in Section 2.10(i) of the Disclosure Schedule.

(i)                                     Neither Seller has deposited with an escrow agent or any other Person, any of its computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form.

Section 2.11                              Contracts.

(a)                                  Section 2.11(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Acquirer prior to the execution of this Agreement) other than Excluded Contracts, to which either Seller is a party or by which any of the Purchased Assets is bound (collectively, the “Material Contracts”):

(i)                                     (A)  all Contracts providing for consulting or other services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract, but only to the extent such Contracts provide for an annual base compensation to each Person party to such a Contract in excess of $50,000 per annum and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Sellers to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed in Section 2.11(a)(i) of the Disclosure Schedule, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

(ii)                                  all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Sellers to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Sellers;

(iii)                               all partnership, joint venture, shareholders’ or other similar Contracts;

(iv)                              all Contracts relating to Indebtedness in an amount of $50,000 or more;

(v)                                 any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(vi)                              all Contracts in excess of $50,000 per annum entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

(vii)                           all guarantees of any Indebtedness or other obligations to any Person, including, but not limited to, any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(viii)                        all Contracts (other than employment-related agreements) between or among either Seller, on the one hand, and any current or former officer, director, shareholder, or Affiliate of the Sellers, on the other hand;

(ix)                                all Contracts that (A) limit or contain restrictions on the ability of the Sellers to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire the capital stock of either Seller, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Purchased Assets, to change the lines of business in which Sellers participate or engage, (B) require the Sellers to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require either Seller to maintain insurance in certain amounts or with certain coverage;

(x)                                   any Contract that expires or may be renewed at the option of any Person other than the Sellers, so as to expire more than one (1) year after the date of this

Agreement and which (A) requires payments by the Sellers in excess of $100,000 per annum (either alone or pursuant to a series of related contracts) or (B) requires the provision of services to any Person after the Closing;

(xi)                                any Contract that is not terminable by the Sellers upon thirty (30) days (or less) notice by the Sellers without penalty or obligation to make payments based on such termination and which (A) requires payments by the Sellers in excess of $100,000 per annum (either alone or pursuant to a series of related contracts) or (B) requires the provision of services to any Person after the Closing;

(xii)                             any Contract containing any covenant (A) limiting in any material respect the right of either Seller to engage or compete in any line of business, which covenant would apply to Acquirer after the Closing, (B) granting any exclusive distribution rights, or (C) providing “most favored nations” terms for Sellers’ products or services;

(xiii)                          all powers of attorney and comparable delegations of authority other than powers of attorney executed in favor of employees or agents of Guarantor or its subsidiaries in connection with federal, state or local tax returns; and

(xiv)                         all other Contracts not otherwise required to be disclosed above in Section 2.11(a) of the Disclosure Schedule which were not entered into in the ordinary course of business and which are material to the Business.

(b)                                 Except as set forth in Section 2.11(a) of the Disclosure Schedule, each Material Contract required to be disclosed in Section 2.11(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Knowledge of the Sellers, each other party thereto.

(c)                                  Except as set forth in Section 2.11(c) of the Disclosure Schedule:

(i)                                     neither Seller has violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to Sellers’ Knowledge, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect;

(ii)                                  to the Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii)                               since July 31, 2009, to the Sellers’ Knowledge, neither Seller has received any notice or other communication regarding any actual or possible violation, breach of, or default under, any Material Contract; and

(iv)                              neither Seller has waived any of its material rights under any Material Contract.

(d)                                 Except as set forth in Section 2.11(d) of the Disclosure Schedule, neither Seller has guaranteed or otherwise agreed to cause, insure or become liable for, nor pledged any of the Purchased Assets to secure, the performance or payment of any obligation or other Liability of, any other Person.

(e)                                  Section 2.11(e) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Material Contract as to which any written bid, offer, proposal, term sheet or similar document has been submitted or received by the Sellers since April 1, 2009.

Section 2.12                              Employees.

(a)                                  A complete and accurate list of all current employees, officers, directors, contractors and consultants of the Sellers as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation (salary and benefits) is included in Section 2.12(a)(i) of the Disclosure Schedule.  Except as set forth in Section 2.12(a)(ii) of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due to any current or former officer, director, or employee of, or consultant pursuant to an agreement assumed by the Acquirer or pursuant to which the Acquirer would have any liability.

(b)                                 Except as described in Section 2.12(b) of the Disclosure Schedule, as of the date hereof, there are no outstanding offers of employment or engagement made to any person by Seller and there is no one who has accepted an offer of employment or engagement made by Seller who has not yet taken up that employment or engagement.

(c)                                  No grievance or complaint of sex, race or disability discrimination is pending in an administrative or litigation proceeding.

(d)                                 Section 2.12(d) of the Disclosure Schedule sets forth a list of all Plans.  The Sellers have made available to the Acquirer a true and complete copy of each Plan and, to the extent applicable, all current summary plan descriptions and all determination letters from the IRS with respect to any Plan. In addition, (i) each Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable Laws, (ii) each Seller has performed all material obligations required to be performed by it under any Plan and is not in any material respect in default under or in violation of any Plan, and (iii) no material legal action (other than claims for benefits in the ordinary course) is pending or, to the Sellers’ Knowledge, threatened in writing with respect to any Plan by any current or former employee, officer or director of the Sellers.

(e)                                  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter or can rely on an opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or can rely on an opinion letter from the IRS that it is so exempt and, to the

Knowledge of the Sellers, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)                                    No Plan is subject to Title IV of ERISA, no Plan is a “multiemployer plan” as defined in Sections 3(37) of ERISA and 414(f) of the Code, nor a “multiple employer plan” as described in Sections 4063(a) of ERISA and 413 of the Code, and neither any Seller nor any Person which, together with such Seller, would be treated as a single employer under Sections 4001 of ERISA or 414 of the Code has ever contributed or had an obligation to contribute to any such plans.

(g)                                 Except as described on Section 2.12(g) of the Disclosure Schedule, (i) the Sellers are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against the Sellers pending before the National Labor Relations Board or similar Governmental or Regulatory Authority, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Sellers’ Knowledge, threatened against or affecting the Sellers, (iv) within the past three (3) years, neither Seller has experienced any strike, work stoppage or other labor difficulty, and (v) neither Seller is a party to, or subject to, a collective bargaining agreement, no collective bargaining agreement relating to employees of the Sellers is currently being negotiated and no union organization activities are, to the Sellers’ Knowledge, pending or threatened.

(h)                                 Each current employee and officer of the Seller has executed an agreement which contains a clause assigning the inventions created by the employee within the scope and term of employment, during work time or with a Seller’s facilities or materials, to the Sellers.  No current or former employee or officer of any Seller has excluded works or inventions from his or her assigned inventions pursuant to such proprietary information and inventions agreement or similar agreement which contains a clause in this respect.

Section 2.13                              Compliance and Licenses.

(a)                                  The Sellers have maintained and are in compliance in all material respects with the terms of all Permits required to be obtained by them in connection with the conduct of the Business.

(b)                                 To the Sellers’ Knowledge, no Permit currently held by the Sellers and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part nor have the Sellers received any notice that any material Permit is likely to be revoked, suspended or cancelled.

(c)                                  The Sellers are in compliance in all material respect with all applicable Laws.  Neither Seller has committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act.

(d)                                 Neither of the Sellers is the subject of any public prohibition or injunction, and, to the Knowledge of the Sellers, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced.  Neither of the Sellers has received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

Section 2.14                              Substantial Customers and Suppliers.  Section 2.14 of the Disclosure Schedule lists the customers of the Sellers that in the aggregate account for not less than seventy-five percent (75%) of the revenues collected or accrued for the most recent complete fiscal year and for the nine months ended September 30, 2009, and lists such revenues.  Section 2.14 of the Disclosure Schedule lists the suppliers of the Sellers that in the aggregate account for not less than seventy-five percent (75%) of cost of goods or services purchased for the most recent fiscal year and for the nine months ended September 30, 2009 and lists such cost of goods or services purchased.  To the Sellers’ Knowledge, except as set forth on the lists for the nine months ended September 30, 2009 contained in Section 2.14 of the Disclosure Schedule, no such customer or supplier has notified Sellers in writing that it has or plans to cease or materially reduce its purchases from or sales or provision of services to the Sellers due to the pendency of the Acquisition or otherwise during the 12 month period following the date hereof.  The Sellers currently enjoys a good working relationships with each of their material customers and suppliers.

Section 2.15                              Accounts Receivable.

(a)                                  Section 2.15(a) of the Disclosure Schedule lists all accounts receivables, notes receivables and other receivables of the Sellers as of October 31, 2009, which (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) have been properly accrued in accordance with GAAP, (c) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms in all material respects, (d) except in the ordinary course of business, are not subject to any valid set-off, counterclaim or rebate and (e) except in the ordinary course of business, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.  Section 2.15(a) of the Disclosure Schedule shall be updated five (5) Business Days prior to the Closing to reflect changes in the accounts receivable since October 31, 2009.

(b)                                 Except as set forth in Section 2.15 of the Disclosure Schedule, the accounts and notes receivable of the Sellers reflected on the Sellers’ Financial Statements, and all accounts and notes receivable arising subsequent to October 31, 2009, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms in all material respects, (c) except in the ordinary course of business, are not subject to any valid set-off, counterclaim or rebate and (d) except in the ordinary course of business, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

Section 2.16                              Inventory.

(a)                                  Section 2.16(a) of the Disclosure Schedule lists all inventories and work-in-progress as of October 31, 2009, which shall be updated five (5) Business Days prior to the Closing to reflect any changes in inventory since October 31, 2009.

(b)                                 Except as disclosed on Section 2.16(a) of the Disclosure Schedule, all inventory included in the Purchased Assets consists of a quality and quantity usable and salable in the ordinary course of business as currently conducted or as reasonably contemplated to be conducted.  Except as disclosed in the notes to the Sellers’ Financial Statements or on Section 2.16(a) of the Disclosure Schedule, all items included in the inventory of the Sellers included in the Purchased Assets are the property of the Sellers free and clear of any Lien (other than Permitted Liens), have not been pledged as collateral, are not held by the Sellers on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

Section 2.17                              Approvals.  Section 2.17 of the Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Sellers from any and all third parties, including any Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.18                              Tax.

(a)                                  All Tax Returns required to be filed by or on behalf of the Sellers have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by the Sellers with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns).  The Sellers have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no Liens on any of the Purchased Assets with respect to Taxes, other than Permitted Liens.  Neither the Sellers nor the Guarantor have been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as a member of a group of which either Seller or the Guarantor is the ultimate parent for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

(b)                                 The amount of the Sellers’ liabilities for unpaid Taxes for all periods through October 31, 2009 does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Sellers’ Financial Statements, and the Sellers’ Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of the Sellers payable after October 31, 2009 attributable to transactions and events occurring prior to such date.  No liability for Taxes of the Sellers has been incurred or material amount of taxable income has been realized (or prior to and including the Closing Date will be incurred or realized) after October 31, 2009 other than in the ordinary course of business.

(c)                                  No audit of the Tax Returns of or including the Sellers by a government or taxing authority is in process, threatened or, to the Sellers’ Knowledge, pending.  No deficiencies exist or have been asserted in writing with respect to Taxes of the Sellers, and the Sellers have not received written notice that either Seller has not filed a Tax Return or paid Taxes required to be filed or paid.  The Sellers are not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Sellers or any of their assets.  No waiver or extension of any statute of limitations is in effect with respect to Tax Returns or material Taxes of the Sellers.

(d)                                 The Sellers are not (nor has it ever been) a party to any tax sharing agreement.  Since inception, the Sellers have not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(e)                                  No Purchased Asset being sold by the Canadian Seller is a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 2.19                              Environmental Matters.  Except as set forth in Section 2.19 of the Disclosure Schedule:

(a)                                  The Sellers possess any and all material Environmental Permits necessary to or required for their operation of the Business as currently conducted.

(b)                                 The Sellers are in material compliance with (i) all terms, conditions and provisions of their Environmental Permits; and (ii) all applicable Environmental Laws.

(c)                                  To the Sellers’ Knowledge, neither Seller nor any predecessor thereof nor any entity previously owned thereby has received any written notice of or inquiry regarding alleged, actual or potential responsibility for (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of any applicable Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Sellers pursuant to any applicable Environmental Law.

(d)                                 To the Sellers’ Knowledge, neither Seller nor any predecessor thereof nor any entity previously owned thereby has any obligation or liability with respect to any Hazardous Material under any applicable Environmental Law, including any Release or threatened or suspected Release of any Hazardous Material and any violation of any applicable Environmental Law, and there have been no events, facts or circumstances which could reasonably be expected to form the basis of any such obligation or liability.

(e)                                  The representations and warranties contained in this Section 2.19 shall serve as the sole and exclusive representations and warranties of the Sellers relating to Environmental Laws and/or Hazardous Materials.

Section 2.20                              Absence of Litigation.

(a)                                  No material Legal Proceedings by or against either Seller are pending or, to the Sellers’ Knowledge, threatened against either Seller.

(b)                                 To the Sellers’ Knowledge, neither Seller is subject to any judgment, injunction or other judicial or arbitral decision or award which restricts the Sellers’ present or future business.

Section 2.21                              Export Control Laws.  Each Seller has at all times conducted its export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Sellers conduct business.  Without limiting the foregoing:

(a)                                  Each Seller has obtained, and is in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental or Regulatory Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)                                 There are no pending or, to the Sellers’ Knowledge, threatened claims against the Sellers with respect to such Export Approvals; and

(c)                                  To the Sellers’ Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Sellers’ export transactions that have given rise to any claims.

Section 2.22                              Foreign Corrupt Practices Act.  To the Sellers’ Knowledge, neither Seller (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Sellers) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery legal requirements applicable to the Sellers in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Sellers’ Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.  The Sellers have established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

Section 2.23                              Insurance Coverage.  As of the date hereof, all Insurance Policies of the Sellers are outstanding and duly in force.

Section 2.24                              Brokers or Finders.  No person is entitled to receive from the Sellers any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Purchased Assets.

Section 2.25                              Bankruptcy Matters.

(a)                                  Since January 1, 2003, the Sellers have not (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets or (iv) admitted in writing its inability to pay its debts as they become due.

(b)                                 Neither Seller is insolvent and, immediately after giving effect to the consummation of the Acquisition, each Seller will be able to pay its Liabilities as they become due in the usual course of its business and will have assets (calculated at fair market value) that exceed their Liabilities.

Section 2.26                              No Conflict with Other Instruments.  Except as set forth in Section 2.26 of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the Purchased Assets pursuant to (i) any provision of either Seller’s Articles of Incorporation, as amended, or Bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which either Seller is a party or by which the Purchased Assets are bound, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Sellers or any shareholder to make any filing with any Governmental or Regulatory Authority or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Sellers or the Purchased Assets, except, in the case of clauses (a)(ii) for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a Material Adverse Effect or that would reasonably be expected not to result in the creation of any material Lien, charge or encumbrance upon any assets of the Sellers or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

Section 2.27                              Schedules.  Notwithstanding anything to the contrary contained in this Agreement, no matter relating exclusively to any of the Excluded Assets or Excluded Liabilities is required to be disclosed on any Section of the Disclosure Schedule (other than Section 1.3 of the Disclosure Schedule).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

The Acquirer hereby represents and warrants to Sellers as follows:

Section 3.1                                    Organization.  The Acquirer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, lease, license and operate its properties, to perform its obligations under all Contracts, and to carry on its business as now being conducted.  The Acquirer is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which its conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Acquirer.

Section 3.2                                    Authority.  The Acquirer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all Ancillary Agreements to which is a party, the performance by the Acquirer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Acquirer.  This Agreement and all Ancillary Agreements to which it is a party is a valid and binding obligation of the Acquirer.

Section 3.3                                    No Conflict with Other Instruments.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Acquirer or any of its subsidiaries, pursuant to (i) any provision of the Acquirer’s Certificate of Incorporation or Bylaws or similar organizational documents, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Acquirer or any of its subsidiaries is a party or by which the properties or assets of the Acquirer or any of its subsidiaries is bound, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Acquirer or any shareholder to make any filing with any Governmental or Regulatory Authority or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Acquirer or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Acquirer and its subsidiaries, taken as a whole, or that would not result in the creation of any material Lien, charge or encumbrance upon any assets of the Acquirer or any of its subsidiaries or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

Section 3.4                                    Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to the Acquirer in connection with the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party by the Acquirer or the consummation by the Acquirer of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

Section 3.5                                    Software.  The Acquirer possesses valid licenses from Microsoft Corporation and/or its affiliates that will enable the Acquirer, upon the Closing, to accept the assignment of the Microsoft software that is included in the Purchased Assets.

Section 3.6                                    Brokers or Finders.  No person is entitled to receive from the Acquirer any finder’s fee, brokerage or other commission in connection with this Agreement or the Acquisition.

Section 3.7                                    Purchase Price.  The Acquirer has and will have sufficient cash available, lines of credit or other sources of immediately available funds from creditworthy financial institutions to remit the Purchase Price, the Subsequent Payments, the Earn-Out Payment and any payment with respect to the Tangible Net Worth, as applicable, and all fees and expenses incurred by the Acquirer in connection herewith, and together with operating income of the Business to permit the Acquirer to timely pay or perform, after the Closing Date, all of its Liabilities.

Section 3.8                                    Investigation.  The Acquirer further acknowledge and agree that (i) the only representations, warranties, covenants and agreements made by Sellers are the representations, warranties, covenants and agreements made in this Agreement and the other Ancillary Agreements and the Acquirer has not relied upon any other representations made or supplied by or on behalf of Sellers or by any Affiliate or representative of Sellers, and (ii) any claims the Acquirer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Sellers set forth in Article II hereof (as modified by the Disclosure Schedule).

ARTICLE IV.

CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1                                    Conduct of Business of the Sellers.  Except as set forth on Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Sellers agree (unless the Sellers are required to take such action pursuant to this Agreement or the Acquirer shall give its prior consent in writing which consent shall not be unreasonably withheld, conditioned or delayed) to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay or perform its Liabilities, Taxes and obligations consistent with the Sellers’ past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to the extent consistent with such business, to use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving its goodwill and ongoing businesses at the Closing Date.  In addition, the Sellers shall, prior to the Closing, cooperate in good faith with the Acquirer to facilitate the transition of the Sellers’ customers and vendors, including, but not limited to, obtaining assignments, consents, and assurances from such customers and vendors with respect to the Acquisition; provided, however, the Sellers shall not be required to make any payments to obtain such assignments, consents or assurances.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or with the prior written consent of the Acquirer (not to be unreasonably withheld, conditioned or delayed), the Sellers shall not do, cause or permit any of the following:

(a)                                  Charter Documents:  cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b)                                 Contracts:  enter into any Contract or commitment which would be a Material Contract if entered into prior to the date hereof, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

(c)                                  Intellectual Property:  dispose of, license or transfer to any person or entity any rights to any Seller Intellectual Property other than non-exclusive licenses in connection with the sale of Sellers’ products in the ordinary course of business consistent with past practice;

(d)                                 Exclusive Rights:  enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Sellers’ products or technology;

(e)                                  Dispositions:  sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except for sales of products in the ordinary course of business consistent with past practice;

(f)                                    Payment of Obligations:  pay, discharge or satisfy any Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Sellers’ Financial Statements;

(g)                                 Capital Expenditures:  make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or in the aggregate;

(h)                                 Employee Benefit Plans; New Hires; Pay Increases:  adopt or amend any Plan, or hire any new consultant or employee, pay any special bonus or special remuneration to any employee, consultant or director or increase the salaries, wage rates or compensation of any employee or consultant (other than as may be required by the terms of any Contract or any Plan or as may be required by Law;

(i)                                     Severance Arrangements:  grant any severance or termination pay (i) to any director, officer or consultant or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof (other than as may be required by the terms of any Contract or any Plan or as may be required by Law, or planned annual increases in the rates of compensation in the ordinary course of business consistent with past practice);

(j)                                     Lawsuits:  commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Sellers determine in good faith that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that Sellers consult with the Acquirer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(k)           Acquisitions:  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(l)            Taxes:  make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes;

(m)          Inventory:  make immaterial purchases of any product for the primary purpose of changing the aging of the inventory of such product without a legitimate business purpose (it being understood that such business purposes can not be to shorten the age of the inventory of such product); or

(n)           Other:  take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(l) above.

Section 4.2             Conduct of the Business of the Acquirer.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Acquirer shall not, and shall not permit any of its Affiliates to take, or agree to commit to take, (i) any action that would or is reasonably likely to delay the receipt of, or impact the ability of a party to obtain, any approval or consent necessary for the consummations of the transactions contemplated by this Agreement, (ii) any action that would or is reasonably likely to impair or delay the Closing, including without limitation, any action that would cause any Governmental or Regulatory Authority to commence or re-open, as the case may be, a proceeding or investigation with respect to the transactions contemplated by this Agreement or (iii) without the prior written consent of the Sellers, any action to solicit for employment or employ (including as an independent contractor or consultant) any Company Employee who is party to an employment contract as set forth on Section 4.2 of the Disclosure Schedule.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1             Access to Information.  Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Sellers shall (a) give the Acquirer and its Representatives reasonable access to all Books and Records of the Sellers relating to the Business or the Purchased Assets, during normal business hours, whether located on the premises of the Sellers or at another location, provided that the Sellers shall have the right to have a representative present during any such inspection; (b) cause its officers to furnish the Acquirer such financial, operating, technical and product data and other information with respect to the Business and Purchased Assets as the Acquirer from time to time may reasonably request, including financial statements and schedules, for purposes of preparing to operate the Business following the Closing; provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Sellers herein; provided, further, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of the Sellers or any of their Affiliates.  Materials furnished to the Acquirer pursuant to this Section 5.1 may be used by the Acquirer only for strategic planning purposes relating to evaluating and accomplishing the transactions contemplated hereby and shall be subject to the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed, neither the Acquirer nor any of its Representatives shall contact any suppliers to, or customers of the Sellers with respect to the Sellers or the Business; provided, however, that any such contact with suppliers or customers of the Sellers must be coordinated by the Sellers and the Sellers shall be entitled to participate in any such discussions with suppliers or customers of the Sellers.

Section 5.2             Confidentiality.  The parties acknowledge that the Acquirer and the Sellers have previously executed a non-disclosure agreement dated January 22, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.3             Approvals.  The Sellers shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements of the Sellers as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Sellers thereunder and the Acquirer shall provide the Sellers with such assistance and information as is reasonably required to obtain such Approvals; provided, however, that Sellers shall not be required to pay any fees or other payments to any such Governmental or Regulatory Authorities or any contractual counterparty in order to obtain any such Approval (other than normal filing fees that are imposed by Law on the Sellers).

Section 5.4             Termination of Security Interest.  Prior to the Closing, the Sellers shall file, and execute and deliver, all documents necessary to release the Purchased Assets from any Lien (other than Permitted Liens) and shall provide evidence reasonably satisfactory to the Acquirer of the release of all such Liens.

Section 5.5             Notification of Certain Matters.  The Sellers shall give prompt notice to the Acquirer, and the Acquirer shall give prompt notice to the Sellers, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any condition in Section 7 to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 5.6             Expenses.  Except as set forth in Section 1.11 (Transfer Taxes) or in the Transition Services Agreement, all fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting, fees paid under the Competition Act (Canada) and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.7             Public Disclosure.  Unless otherwise required by Law (including federal and state securities laws) or, as to the Acquirer, by the rules and regulations of the New York

Stock Exchange or, or as to the Sellers and the Guarantor, by the rules and regulations of the  NASDAQ Global Market, prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by the Acquirer and the Sellers in writing prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.  The parties shall issue their own press release within one (1) Business Day following the date hereof, each of which shall be reasonably acceptable to the other party.

Section 5.8             Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors of each Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 5.9             Seller Dissolution.  Each Seller hereby covenants that it will not, nor will it permit its Representatives to, dissolve or take any measures to cause the dissolution of such Seller at any time prior to one year and one month after the Closing Date.

Section 5.10           Preservation of Books and Records.  The Sellers and their Affiliates shall have the right to retain copies of all Books and Records of the Business relating to periods ending on or prior to the Closing Date.  The Acquirer agrees that each shall preserve and keep, or cause to be preserved and kept, all original Books and Records in respect of the Business in the possession of Acquirer or its Affiliates for the shorter of (i) any applicable statute of limitations, (ii) a period of six years from the Closing Date and (iii) such date as is 60 days after the notice provided in the penultimate sentence of this Section 5.10.  During such period, Representatives of the Sellers and their Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such Books and Records.  Before the Acquirer or any Affiliate shall dispose of any of such Books and Records, the Acquirer shall give at least 60 days’ prior written notice of such intention to dispose to the Sellers, and the Sellers or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such Books and Records as they may elect.  Any information provided pursuant to this Section 5.10 shall be deemed confidential information as such term is defined in the Confidentiality Agreement and the obligations set forth in the Confidentiality Agreement shall remain in full force and effect as to any information provided in accordance with this Section 5.10 until six years following the Closing Date.

Section 5.11           Employee Matters.

(a)            Offer of Employment.  No later than four (4) Business Days prior to, and effective as of (and subject to the occurrence of), the Closing Date, Acquirer will make an offer of employment to not less than 75% of the individuals employed by the Sellers as of the date hereof (including, without limitation, each employee of the Sellers then on short-term disability leave, family or medical leave, military leave or similar approved leave of absence) (each a “Company Employee”). Such offer of employment will:

(i)            with respect to employees of the US Seller, be an offer for “at will” employment and will: (A) be set forth in offer letters on Acquirer’s standard form, (B) be subject to and in compliance with Acquirer’s applicable policies and procedures, including employment background checks and the execution of such Acquirer’s employee proprietary information and invention assignment agreement, governing employment conduct and performance, (C) have terms, including the position and salary, which will be determined by the Acquirer, and (D) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.  Each employee who accepts the Acquirer’s offer of employment will be referred to herein as a “US Transferred Employee.”  The US Transferred Employees shall be entitled to benefits that in the aggregate for such US Transferred Employees are no less favorable than those provided to similarly situated employees of the Acquirer, taking into account the US Transferred Employees’ performance and geographic location.  Except to the extent prohibited by legal requirements, the Sellers will use reasonable efforts to make available to Acquirer all personnel records relating to active US Transferred Employees.  Each US Transferred Employee who is actively at work on the first Business Day following the Closing Date shall commence employment with the Acquirer on such date.  Each US Transferred Employee who is on leave on the first Business Day after the Closing Date and who promptly and within the time provided by Contract or applicable law returns to active employment with the Acquirer after the Closing Date shall be treated as having terminated from Sellers and commenced employment with the Acquirer on such return date and shall be treated as a US Transferred Employees; and

(ii)           with respect to employees of the Canadian Seller, will be an irrevocable offer of employment in writing and in a form satisfactory to the Sellers, for a position comparable to the position held by the offeree immediately prior to the Closing, and will be on terms and conditions of employment including base salary or base wages, incentive compensation, severance entitlements, vacation and benefits, that are substantially similar to those provided by the Canadian Sellers immediately prior to the Closing Date.  Each employee of the Canadian Sellers who accepts Acquirer’s offer of employment will be referred to herein as a “Canadian Transferred Employee.”  Without limitation, a Canadian Transferred Employee who arrives at his or her then applicable place of employment on the first Business Day immediately following the Closing Date, or promptly following conclusion of any sick day, vacation or other absence pending as of the Closing Date and undertakes to perform her or his duties, will be deemed for all purposes of this Agreement to have accepted Acquirer’s offer of employment and shall be treated as a Canadian Transferred Employee.

(b)           Service Credit and Related Terms.  Acquirer will grant each Transferred Employee with credit for eligibility and vesting purposes (but not benefit accrual purposes) under each of Acquirer’s Plans (as defined below) for all periods of service for which such Transferred Employee was granted credit under a similar Plan in which such Transferred Employee was eligible to participate immediately prior to the Closing Date, provided that, with respect to US Transferred Employees, Acquirer will do so only to the extent permitted under Acquirer’s Plans (as defined below).  For purposes of determining the severance, if any, and vacation entitlements of each Transferred Employee as of the Closing Date, Acquirer will take into account all service taken into account under the severance and vacation plans, respectively, in which such Transferred Employee was eligible to participate immediately prior to the Closing Date.  With respect to any Acquirer’s Plan under which a Transferred Employee is entitled to medical, dental, hospitalization or other health insurance, Acquirer will grant each Canadian Transferred Employee and, to the extent permitted, each US Transferred Employee credit for all co-payments and deductibles paid by such Transferred Employee in the year in which the Closing Date occurs under a similar Plan.  Acquirer will use commercially reasonable efforts to ensure that such Plans will not impose any preexisting condition limitation under any medical, dental, health or other similar welfare plan in which Transferred Employees are entitled to participate that would exclude coverage under such plan for any claim of a Transferred Employee for which coverage would have been provided under the corresponding Plan.  For purposes of this Section 5.11(b), the term “Acquirer’s Plan” means an employee benefit plan, program or arrangement maintained by Acquirer or its affiliates in which a Transferred Employee is or becomes eligible to participate following the Closing Date.  Sellers agree to provide Acquirer with the information reasonably required by Acquirer to meet their obligations under this Section 5.11(b).

(c)           Participation in Plans.  Effective as of the Closing, the Transferred Employees shall cease to be covered by the Plans.  The Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability, and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his covered dependents prior to the Closing.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing shall be the responsibility of Acquirer.  For purposes of this paragraph, a claim is deemed incurred by a Transferred Employee (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(d)           Vacation.  Sellers shall pay each Transferred Employee for all vacation earned but not taken by such Transferred Employee up to the Closing Date, as well as all time off with pay then earned and not taken, to the extent accrued by the Sellers as of the Closing Date.

(e)           COBRA.  Seller shall be responsible for providing all notices and continuation of coverage benefits due under Section 4908B of the Code and Sections 601 through 609 of ERISA (collectively referred to as “COBRA”) attributable to a qualifying event with respect to Seller’s group health plans, and Sellers (or, as provided in Treasury Regulation Section 54.4908B-2, A-2, any person which is a member of the same group as Sellers) shall following the Closing Date continue to maintain such group health plans as are necessary to provide continuation coverage to each covered employee and qualified beneficiary for the maximum continuation coverage period available to each such individual. For purposes of the preceding sentence, the terms “continuation coverage”, “group health plan”, “qualifying event”, “covered employee” and “qualified beneficiary” shall have the meanings provided for in COBRA.

(f)            Non-Solicit.  Acquirer hereby agrees that, for a period of one (1) year from the Closing Date, that neither it nor any of Affiliates, nor any party working on behalf of the Acquirer or its Affiliates, will solicit for employment (including as an independent contractor or consultant) any Company Employee that is not a Transferred Employee unless prior to any such solicitation the Acquirer reimburses the Sellers in full for any severance or termination payments made to the Company Employee that the Acquirer or its Affiliates desire to solicit for employment; provided, however, that the foregoing provision will not prevent the Acquirer or its Affiliates from soliciting to employ or employing any Company Employee who contacts the Acquirer or its Affiliates in response to a widely dispersed employment advertisement published in a newspaper, periodical or similar publication or website.

Section 5.12           Financial Statements.  The Sellers will use commercially reasonable efforts to cause their management to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Acquirer to comply with applicable SEC regulations, (b) the review of any Sellers’ audit or review work papers, including the examination of selected interim financial statements and data, and (c) the provision of reasonable access to the Sellers’ independent accountants as may be reasonably requested by Acquirer or their accountants.

Section 5.13           Maintenance of Existence; Adequate Funds.  From and after the Closing, the Acquirer shall preserve, renew and keep in full force and effect its existence, and shall not take any actions, including paying any dividends, that would render or is reasonably likely to render the Acquirer insolvent, or unable to pay and discharge its obligations hereunder or the Assumed Liabilities.

Section 5.14           Release of Guaranties.  Prior to and following the Closing Date, Acquirer shall use commercially reasonable efforts to cause the guaranties made by any of Sellers’ Affiliates as set forth on Section 5.14 of the Disclosure Schedule to be released (the “Guaranties”).

Section 5.15           Electronic Data.  Prior to the Closing, the Sellers shall be permitted to delete any and all electronic data that does not relate to the Business that resides on any computer included in the Purchased Assets and shall use commercially reasonable efforts to provide Acquirer with electronic data included in the Purchased Assets relating exclusively to the Sellers or the Business (and not in any way relating to the Guarantor and its business other than the Business) such that Acquirer shall have access to electronic data necessary to operate the Business in all material respects in the manner presently operated by the Sellers as of the Closing Date.

Section 5.16           Debit Memos.  During the 180 day period from and after the Closing Date, Acquirer shall use commercially reasonable efforts to obtain acknowledgements by the applicable vendors as to the validity of the actual aggregate amounts in respect of the debit memos as contemplated by and included within the definition of “Unresolved Debit Memos” and to collect and realize upon such debit memos.  During the 180 day period from and after such initial 180 day period, Acquirer shall use commercially reasonable efforts to collect and realize upon any such remaining debit memos and, if so collected and realized, shall promptly remit such proceeds to Sellers.

Section 5.17           Excluded Inventory.  The Acquirer shall have the exclusive right for a period of twelve months following the Closing Date, and shall use its commercially reasonable efforts, to sell the Excluded Inventory on consignment and shall promptly remit ninety percent (90%) of the gross proceeds of any sales of such Excluded Inventory to the Sellers.  Any Excluded Inventory that remains unsold following the twelve month anniversary of the Closing shall be returned by the Acquirer to the Sellers.

Section 5.18           Customers and Vendors.  Prior to Closing, the Sellers shall use commercially reasonable efforts to obtain approval of the transaction from and assignment of all contracts representing at least 99% or more of all vendors and customers of the Business for the twelve months ended October 31, 2009 (measured by revenues and expenditures for the eleven months ended September 30, 2009).  In addition, the Sellers shall inform customers and vendors that the receivables and related returns or defective inventory relating to the Canadian Seller, the Canadian Business or the US Seller’s third party PC distribution business shall continue to be directed to the Sellers following the Closing. The Acquirer shall promptly remit to the Sellers any and all receivables and related returns or defective inventory relating to the Canadian Seller, the Canadian Business or the US Seller’s third party PC distribution business received by the Acquirer following the Closing.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION PROVISIONS

Section 6.1             Survival of Representations, Warranties, Covenants and Agreements.  Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement.  The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of Acquirer with respect thereto or any knowledge acquired by Acquirer or its officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty. Except for Sections 2.1 (Organization), 2.2 (Authority), 3.1 (Organization), and 3.2 (Authority) (which shall survive indefinitely), Section 2.18 (Tax) (which shall survive through the applicable statute of limitations applicable to claims related thereto) and this Article VI (which shall survive until all rights and obligations hereunder shall have expired), all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue for eighteen (18) months following the Closing Date (the “Expiration Date”); provided, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.  Any claims by either party based upon fraud or willful misrepresentation shall survive until the applicable statute of limitations.

Section 6.2            Indemnification Provisions.

(a)           Indemnification by Sellers.  Subject to the limitations set forth herein, Acquirer and its officers, directors, employees, agents, and Affiliates (collectively, the “Acquirer Indemnitees”) shall be indemnified and held harmless by the Sellers from and against any and all Losses incurred by the Acquirer Indemnitees directly or indirectly as a result of:

(1)           (i) any inaccuracy or breach of a representation or warranty of the Sellers contained herein as of the date hereof or (ii) any inaccuracy or breach of a Specified Representation of the Sellers contained herein as of the Closing Date (provided, that, in the case of each of (i) and (ii), in the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Material Adverse Effect” contained therein);

(2)           any failure by the Sellers to perform or comply with any covenant contained herein;

(3)           any Excluded Liability or Excluded Asset; and

(4)           Sellers’ failure to comply with any fraudulent transfer laws that may be applicable to the Acquisition.

(b)           Indemnification by Acquirer.  Subject to the limitations set forth herein, Sellers and their officers, directors, employees, agents, and Affiliates (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by the Acquirer from and against any and all Losses incurred by the Seller Indemnitees directly or indirectly as a result of:

(1)           any inaccuracy or breach of a representation or warranty of the Acquirer contained herein as of the date hereof or as of the Closing Date (provided, that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “material adverse effect” contained therein);

(2)           any failure by the Acquirer to perform or comply with any covenant contained herein;

(3)           any Liabilities arising out of ownership of the Purchased Assets or operation of the Business after the Closing Date other than the Excluded Assets or Excluded Liabilities; and

(4)           any Assumed Liability (including the failure of the Acquirer to perform or in due course pay and discharge any Assumed Liability).

(c)            Limitations.

(i)            Notwithstanding any other provision to the contrary, the Indemnifying Party (as defined below) shall not be required to indemnify, defend or hold harmless any Indemnified Party (as defined below) (or, if the Indemnified Party is an Acquirer Indemnitee, all of such Acquirer Indemnitees taken as a whole, or, if the Indemnified Party is a Seller Indemnitee, all of such Seller Indemnitees taken as a whole) against, or reimburse any such Indemnified Party for, any Losses pursuant to Section 6.2(a) or Section 6.2(b) until the aggregate amount of the Losses of the Indemnified Party exceeds Four Hundred Fifty Thousand Dollars ($450,000) in the aggregate, after which the Indemnifying Party shall be obligated for all Losses of the Indemnified Party from the first dollar.

(ii)           Notwithstanding any other provision to the contrary (other than Section 6.2(c)(iii)), no Indemnifying Party shall have obligations under Section 6.2(a)(1) or Section 6.2(b)(1) in excess of thirty percent (30%) of the Purchase Price, as adjusted pursuant to Section 1.7.

(iii)          Any limitations set forth in this Section 6.2(c) or otherwise shall not apply to Losses as a result of fraud or willful misrepresentation or breaches of any Specified Representation.  Solely with respect to actions grounded in fraud or willful misrepresentation, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such party shall, by exercising any remedy available to it under this Article VI, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(iv)          Notwithstanding any other provision herein to the contrary, in the event there exists any claim, setoff, defense or other right that an Acquirer Indemnitee may at any time have against Sellers in connection with a claim for indemnification under this Section 6.2, no right of setoff, claim, defense qualification or exception shall apply in favor of any Acquirer Indemnitee against any outstanding payment obligations that may be due by Acquirer to Sellers under the Subsequent Payments or Earn-Out Payment.

(d)           Third Party Claims.

(i)             The Seller Indemnitees or the Acquirer Indemnitees, as the case may be (the “Indemnified Party”), shall promptly notify the party or parties potentially liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against an Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (the “Notice of Claim”).  The Indemnifying Party shall have the right (but not the obligation) to assume and control the defense of any Third Party Claim and to retain (at the Indemnifying Party’s expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party;

provided, however, that this option shall not be available to the Indemnifying Party for Third Party Claims (i) initiated by any of the then fifteen major customers and suppliers of the Business or (ii) which may result in criminal proceedings, injunctions or other equitable remedies in respect of Acquirer or its Affiliates.  The Indemnifying Party shall have ten (10) days from the receipt of the Notice of Claim to notify the Indemnified Party whether or not it desires to defend such Third Party Claim failing which the Indemnifying Party shall be deemed to have waived such option. The party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other party as the “Co-Party”.

(ii)           In defending the Third Party Claim, the Controlling Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Co-Party shall take such actions as reasonably necessary to cooperate with the Controlling Party and its counsel in defending such Third Party Claim.  The Controlling Party shall keep the Co-Party reasonably informed of the development of the underlying claim.  The Controlling Party shall allow the Co-Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the case where the Acquirer is the Co-Party, the Co-Party shall have the right to participate, at its sole cost and expense in the defense of a Third Party Claim using its own counsel.

(iii)          The Controlling Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Co-Party, provided that the Controlling Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 6.2(c), if applicable), (ii) not encumber any of the material assets of an Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(e)            Other Claims.  In the event the Indemnifying Party receives a notice of a claim for indemnity from the Indemnified Party pursuant to Section 6.2(a) or Section 6.2(b) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VI, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 6.2(c), if applicable, the amount of such liability to the applicable Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the applicable Indemnified Party shall resolve such dispute in accordance with Section 9.10.

(f)            Exclusive Remedy.  Except with respect to any equitable remedies pursuant to Section 9.13, the Sellers and the Acquirer acknowledge and agree that, except in the case of fraud or willful misrepresentation, following the Closing, the indemnification provisions of this Section 6.2 shall be the sole and exclusive remedies of any Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Sellers or the Acquirer, or any failure by the Sellers or the Acquirer to perform or comply with any covenant or agreement set forth herein; provided, however, nothing in this Article VI shall limit Acquirer’s ability to adjust the Purchase Price in accordance with the terms and conditions set forth herein.

(g)           The Sellers and the Acquirer agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement in any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which the Indemnifying Party has indemnified it pursuant to this Section 6.2, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(h)           Limitation on Liability.  In no event shall any party have any liability to the other (including under this Section 6.2) for any consequential, special, incidental, or indirect damages or similar items (including diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof); provided that such limitation with respect to lost profits shall not limit either party’s right to recover contract damages in connection with the other party’s failure to close in violation of this Agreement.

(i)            Treatment of Payments.  To the extent permitted by law, the parties agree to treat payments made under this Article VI as adjustments to the Purchase Price.

ARTICLE VII.

CONDITIONS TO THE CLOSING

Section 7.1            Conditions to Obligations of Each Party to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following condition:  no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition.

Section 7.2            Additional Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers:

(a)           Representations and Warranties.  The representations and warranties of Acquirer contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a “material adverse change in the business or condition of Acquirer” or a “material adverse effect on Acquirer” and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded.

(b)           Performance.  Acquirer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Acquirer at or before the Closing.

(c)           Acquirer Officers’ Certificates.  Acquirer shall have delivered to the Sellers certificates, dated the Closing Date and executed by the President or Chief Executive Officer of the Acquirer, substantially in the form set forth in Exhibit B-1 hereto (the “Acquirer Officers’ Certificate”), certifying that the matters set forth in Section 7.2(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of the Acquirer, substantially in the form set forth in Exhibit B-2 hereto (the “Acquirer Secretary’s Certificate”).

(d)           Assignment and Assumption Agreement.  The Acquirer shall have executed and delivered an Assignment and Assumption Agreement substantially in the form set forth in Exhibit A (the “Assignment and Assumption Agreement”).

Section 7.3            Additional Conditions to the Obligations of the Acquirer.  The obligations of Acquirer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Acquirer:

(a)           Representations and Warranties.

(i)            The representations and warranties of the Sellers contained in this Agreement, but not including the Specified Representations, shall be accurate (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date), except to the extent that any breaches of such representations and warranties have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)           The Specified Representations of the Sellers contained in this Agreement shall be accurate in all material respects (other than Section 2.7(a)(i) which shall be accurate in all respects) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such Specified Representations, any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein shall be disregarded.

(b)           Performance.  The Sellers shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Sellers on or before the Closing Date.

(c)           Sellers Officers’ Certificates.  The Sellers shall have delivered to Acquirer a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of the Sellers, substantially in the form set forth in Exhibit C-1 hereto (the “Sellers Officers’ Certificate”), certifying that the matters set forth in Section 7.3(a) and (b) have been satisfied; and a certificate, dated the Closing Date and executed by the Secretary of the Sellers, substantially in the form set forth in Exhibit C-2 hereto (the “Sellers Secretary’s Certificate”).

(d)           Consents.  Except as set forth on Section 7.4(d) of the Disclosure Schedule, each of the Consents shall be in full force and effect as of the Closing Date.

(e)           Bill of Sale.  The Sellers shall have executed and delivered a Bill of Sale substantially in the form set forth in Exhibit D (the “Bill of Sale”).

(f)            Assignment and Assumption Agreement.  The Sellers shall have executed and delivered the Assignment and Assumption Agreement.

(g)           Satisfaction of Creditors.  The Sellers shall provide evidence reasonably satisfactory to Acquirer that all outstanding Liens or security interests held by the Persons identified on Section 7.4(g) of the Disclosure Schedule on or related to the Purchased Assets have been satisfied or released and the Sellers shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such Liens or other security interests.

(h)           Agreements.  Each of the Transition Services Agreement, Distribution Agreement, the Sublease, the Trademark Assignment and the Domain Name Assignment shall become effective in accordance with their respective terms as of the Closing.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a)           by mutual agreement of the Sellers and Acquirer;

(b)           by the Acquirer or the Sellers if:  (i) the Closing has not occurred before 5:00 p.m. (Pacific Time) on April 30, 2010 (the “End Date”) (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

(c)           by Acquirer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would (i) prohibit Acquirer’s ownership or operation of all or any material portion of the business of the Sellers or (ii) compel Acquirer to dispose of or hold separate all or any material portion of the Purchased Assets as a result of the Acquisition;

(d)           by Acquirer if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Sellers, and the Sellers are not using their commercially reasonable efforts to cure such breach, or have not cured such breach within thirty (30) days after notice of such breach to the Sellers, that would cause any of the conditions set forth in Section 7.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(e)           by the Sellers if they are not in material breach of their representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Acquirer, and the Acquirer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days after notice of such breach to the Acquirer, that would cause any of the conditions set forth in Section 7.2 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

Section 8.2            Notice; Effect of Termination.

(a)           Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.  The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

(b)           Other than as set forth in this Section 8.2(b), in the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer or the Sellers, or their respective officers, directors or shareholders or Affiliates, provided, however, that nothing in this Agreement shall relieve either the Sellers or the Acquirer from liability for willful breach or fraud.

Section 8.3             Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all parties to this Agreement.  No consent from any Indemnified Party under Section 6.2 (other than the parties to this Agreement) shall be required in order to amend this Agreement.

Section 8.4             Extension; Waiver.  At any time prior to the Closing Date Acquirer and the Sellers may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1             Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Acquirer to:	Synnex Corporation 44201 Nobel Drive Fremont, CA 94538 Telephone No.: (510) 668-3668 Facsimile No.: (510) 668- 3707 Attn: General Counsel

with a copy (which shall not constitute notice) to:	Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto CA 94304 Telephone No.: (650) 233-4500 Facsimile No.: (650) 233-4545 Attn: Allison Leopold Tilley, Esq.

If to the Sellers or Guarantor to:	c/o Take-Two Interactive Software, Inc. 622 Broadway New York, NY 10012 Telephone No.: (646) 536-2842 Facsimile No.: (646) 536-2926 Attn: General Counsel

with a copy (which shall not constitute notice) to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Telephone No.: (212) 728-8129 Facsimile No.: (212) 728-9129 Attn: Adam M. Turteltaub, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery if such date of delivery is a Business Day, if not such notice will be deemed given on the next Business Day, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation unless such facsimile is received after 5:00 p.m. (recipient’s local time), in which case it shall be deemed delivered at 9:00 a.m. (recipient’s local time) on the next Business Day, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; provided, however, that such notice will be effective on the later of (i) 5 Business Days after such notice is delivered or (i) the date specified in such notice.

Section 9.2             Guaranty.  Guarantor shall be responsible for and hereby guarantees the full, complete and timely compliance with and performance, subject to the terms and conditions applicable to the Sellers hereunder, of all of the agreements, covenants and obligations of the Sellers under this Agreement, and agrees to be subject to the terms and conditions of this Agreement applicable to the Sellers (including, but not limited to, Sections 9.9 and 9.10).  The guaranty described in this Section 9.2 shall be deemed to include, but shall not be limited to, Guarantor’s obligation to satisfy any and all present and future payment obligations of the Sellers arising in connection with this Agreement and the Ancillary Agreements, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required.  The guaranty described in this Section 9.2 shall remain in full and effect and shall be binding on Guarantor and its successor and assigns until all of the obligations of the Sellers hereunder and under any Ancillary Agreements have been satisfied in full.  Guarantor unconditionally waives all notices and demands that may be required by applicable law or otherwise to preserve any rights against the Guarantor under the guaranty described in this Section 9.2, including notice of the acceptance of this Agreement, the Ancillary Agreements or such guaranty and right of diligence, presentment, demand, notice of dishonor, protest, filing of any claim, notice of nonpayment and all other notices and demands. Guarantor agrees that neither Acquirer nor any Indemnified Party shall be required first to proceed against the Sellers or first to realize upon or exhaust any or all remedies that Acquirer or any such Indemnified Party may have against the Sellers in seeking enforcement of the obligations of Acquirer under this Agreement or the Ancillary Agreements, or in seeking enforcement of the obligations of Guarantor under this Section 9.2.

Section 9.3            Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

Section 9.4             Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and use commercially reasonable efforts to take such other actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other parties to fulfill their obligations under this Agreement and the transactions contemplated hereby; provided, however, that no party shall be required to provide or cause to be provided any data or information if doing so would result in the incurrence of an unreasonable internal disruption and/or expense by such party.

Section 9.5             Remedies.  Except as otherwise provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.6             Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled under the terms of this Agreement to indemnity under Article VI.

Section 9.7             Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.8             Disclosure Schedule.  Any disclosure with respect to a Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be deemed to be disclosed for other Sections and Schedules of this Agreement, including any Section of the Disclosure Schedule, to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule, are not necessarily limited to the matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.9            Governing Law.  This Agreement, the Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.10          Dispute Resolution.

(a)           Except with respect to any request for equitable relief (including interim relief) by the Sellers on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement or the Ancillary Agreements, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 9.10.  Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b)           Any party seeking resolution of a Dispute shall first submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect.  Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

(c)           All offers of compromise or settlement among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(d)           Acquirer and the Sellers agree that if any Dispute is not resolved by mediation undertaken pursuant to this Section 9.10, such Dispute shall be resolved only in the Courts of the State of Delaware sitting in the County of New Castle or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.

(e)           Unless otherwise required by Law (including, without limitation, securities laws) or the rules and regulations of the New York Stock Exchange, the parties to this Agreement undertake and agree that all mediation proceedings conducted with reference to this Section 9.10 will be kept strictly confidential.  This confidentiality undertaking shall cover all non-public information disclosed in the course of such proceedings, as well as any agreement that is reached during the proceedings.  Subject to the limitations described in this Section 9.10(e), information covered by the confidentiality undertaking in this Section 9.10(e) may not, in any form, be disclosed by any party to a third party without the prior written consent of the other parties hereto.

Section 9.11           Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.13           Specific Performance.  Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party will have an adequate remedy at law.  Therefore, the obligations of each party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking.  Each party hereto waives any defenses in any action for specific performance, including that a remedy at Law would be adequate.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.  Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 9.14           Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, and any purported assignment in violation of this Section 9.14 shall be null and void ab initio; provided, however, prior to the Closing, Acquirer may elect (upon written notice sent to the Sellers) to assign all or any part of its rights and obligations under this Agreement to any Affiliate of Acquirer (including any Subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of Acquirer under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of Acquirer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of Acquirer under this Agreement; provided, further that nothing contained in this Agreement shall limit or restrict Sellers or Guarantor from making a collateral assignment of their rights hereunder for the benefit of the lenders under the Credit Agreement.  Acquirer has informed the Sellers that prior to the Closing that it currently intends to assign its rights and obligations hereunder with respect to the Purchased Assets and Assumed Liabilities relating to the Canadian Business to a Canadian domiciled Subsidiary.

ARTICLE X.

DEFINITIONS

Section 10.1           Definitions.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Accounting Procedures” means Sellers’ accounting policies, procedures, estimates and calculations, consistently applied in accordance with GAAP; provided, however, that with respect to the calculation of inventory reserves, the procedures set forth on Section 10(a) of the Disclosure Schedule shall be used.  In addition, for purposes of calculating Tangible Net Worth, (A) in the event that inventory included in the Purchased Assets at Closing (based on the value derived from the immediately preceding sentence) is valued at not less than Thirty Three Million Dollars ($33,000,000), (i) any such inventory in excess of Thirty Three Million Dollars ($33,000,000) in value shall be discounted ten percent (10%) and (ii) any such inventory Aged more than 180 days in excess of Eight Million Dollars ($8,000,000) in value shall be discounted ten percent (10%) (in addition to any discount applied to such inventory pursuant to clause (i) above), or (B) in the event that inventory included in the Purchased Assets at Closing (based on the value derived from the immediately preceding sentence) is valued at less than Thirty Three Million Dollars ($33,000,000), any such inventory Aged more than 180 days in excess of Eight Million Dollars ($8,000,000) in value shall be discounted twenty percent (20%), in each case, such inventory value shall be calculated net of applicable reserves in accordance with the procedures set forth on Section 10(a) of the Disclosure Schedule (any such excess inventory in clauses (A)(i), (A)(ii) or (B), is referred to herein as the “Excess Inventory”).  In addition, for purposes of illustration, Section 10(a) sets forth an example calculation of inventory and inventory reserves to be included in the calculation of Tangible Net Worth at Closing.

“Accounting Referee” has the meaning ascribed to it in Section 1.7(a)(iv).

“Acquirer” has the meaning ascribed to it in the preamble hereto.

“Acquirer Indemnitee” has the meaning ascribed to it in Section 6.2(a).

“Acquirer Officers’ Certificates” has the meaning ascribed to it in Section 7.2(c).

“Acquirer Secretary’s Certificate” has the meaning ascribed to it in Section 7.2(c).

“Acquirer’s Plan” has the meaning ascribed to it in Section 5.11(b).

“Acquisition” has the meaning ascribed to it in the Recitals hereto.

“Affiliate” means, with respect to any Person, any Person which controls, is controlled by or is under common control with, such Person, either directly or indirectly through one or more intermediaries, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities or voting interests, by Contract or otherwise.

“Aged” means, in connection with the determination of the age of any product in inventory, the latest date of purchase by a Seller of product with that same SKU as the product in inventory for which the age of such inventory is being determined.  For illustration purposes, if a Seller purchased product with the same SKU on January 1, 2009,  February 1, 2009 and April 1, 2009, as of April 2, 2009, all units of inventory of that product shall be Aged one day.

“Aged Excess Inventory Value” means, in the event that inventory Aged more than 180 days included in the Purchased Assets prior to giving effect to any inventory excluded pursuant to Section 1.2(c) is valued (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) at Closing at not less than Eight Million Dollars ($8,000,000), an amount equal to:  (A)(i) the value (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) of the inventory Aged more than 180 days at Closing less (ii) Eight Million Dollars ($8,000,000), multiplied by (B) eighty percent (80%).  In the event that inventory Aged more than 180 days included in the Purchased Assets prior to giving effect to any inventory excluded pursuant to Section 1.2(c) is valued (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) at Closing at less than or equal Eight Million Dollars ($8,000,000), the Aged Excess Inventory Value shall be equal to zero.

“Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 2.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assignment and Assumption Agreement” has the meaning ascribed to it in Section 7.2(d).

“Assumed Liabilities” has the meaning ascribed to it in Section 1.4.

“Bill of Sale” has the meaning ascribed to it in Section 7.3(e).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans but excluding Personal Information.

“Business” has the meaning ascribed to it in the Recitals hereto.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or upon the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation, but excluding non-exclusive licenses in connection with the sale of Sellers’ products in the ordinary course of business consistent with past practice) or (e) the entering into of any agreement or understanding or the granting of any rights or options, with respect to any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California or New York, New York are authorized or obligated to close.

“Canadian Business” has the meaning ascribed to it in the Recitals hereto.

“Canadian Seller” has the meaning ascribed to it in the Preamble hereto.

“Canadian Transferred Employees” has the meaning ascribed to it in Section 5.11(a)(ii).

“Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

“Closing” means the closing of the transactions contemplated by Section 1.9.

“Closing Date” has the meaning ascribed to it in Section 1.9.

“Closing Date Tangible Net Worth” means the Tangible Net Worth of the Business as of the Closing Date.

“Closing Payment” has the meaning ascribed to it in Section 1.6(b).

“COBRA” has the meaning ascribed to it in Section 5.11(e).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.2.

“Company Employee” has the meaning ascribed to it in Section 5.11.

“Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, bonds, indentures, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options, warrants, obligations, promises or undertakings (in each case, whether express or implied) to which any Person or any part of its property is bound, but specifically excludes any Plans.

“Controlling Party” has the meaning ascribed to it in Section 6.2(d)(i).

“Co-Party” has the meaning ascribed to it in Section 6.2(d)(i).

“Consents” has the meaning ascribed to it in the Recitals hereto.

“Credit Agreement” means, that certain Amended and Restated Credit Agreement by and among Take-Two Interactive Software, Inc. and certain of its subsidiaries party thereto, as Borrowers, and certain of its subsidiaries party thereto, as Guarantors, the Lenders party thereto, Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, and Citicapital Commercial Corporation, as the Syndication Agent, dated as of November 16, 2007, as amended, supplemented or otherwise modified from time to time.

“Current Inventory Adjustment Amount” means, as of the Closing Date, if the value of inventory included in the Purchased Assets at Closing, calculated in accordance with the Accounting Procedures (prior to applying any discounts to such value in accordance with the second sentence of the definition of Accounting Procedures), Aged less than thirty (30) days (the “Current Inventory Value”) is less than Five Million Dollars ($5,000,000), an amount equal to: (i) seven and one-half percent (7.5%) multiplied by (ii)(A) Five Million Dollars ($5,000,000) less (B) the Current Inventory Value.  For the avoidance of doubt, in the event the Current Inventory Value is equal to or in excess of Five Million Dollars ($5,000,000), then the Current Inventory Adjustment Amount shall be zero.

“Current Liabilities” means, as of any date, accounts payable, accrued expenses, deferred revenue and total capital lease Liabilities, in each case, of the Business as of such date, calculated in accordance with GAAP consistently applied.

“Disclosure Schedule” means the schedules delivered to Acquirer by or on behalf of the Sellers, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Sellers in Article II or otherwise.

“Distribution Agreement” has the meaning ascribed to it in the Recitals hereto.

“Dispute” has the meaning ascribed to it in Section 9.10(a).

“Domain Name Assignment” has the meaning ascribed to it in the Recitals hereto.

“Earn-Out Payment” has the meaning ascribed to it in Section 1.6(c)(iii).

“Earn-Out Payment Date” has the meaning ascribed to it in Section 1.6(c)(iii).

“Earn-Out Realization Event” has the meaning ascribed to it in Section 1.7(b)(iii).

“End Date” has the meaning ascribed to it in Section 8.1(b).

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors therein such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any applicable federal, state, local or foreign environmental, health and safety (as such relates to the Environment) or other Law relating to the regulation of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, and the Federal Insecticide, Fungicide and Rodenticide Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Current Inventory Adjustment Amount” has the meaning ascribed to it in Section 1.7(a)(i).

“Estimated Tangible Net Worth” has the meaning ascribed to it in Section 1.7(a)(i).

“Excess Inventory Value” means, in the event that inventory included in the Purchased Assets prior to giving effect to any inventory excluded pursuant to Section 1.2(c) is valued (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) at Closing at not less than Thirty Three Million Dollars ($33,000,000), an amount equal to:  (A)(i) the value (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) of the inventory included in the Purchased Assets at Closing (prior to giving effect to any inventory excluded pursuant to Section 1.2(c)) less (ii) Thirty Three Million Dollars ($33,000,000), multiplied by (B) ninety percent (90%).  In the event that inventory included in the Purchased Assets prior to giving effect to any inventory excluded pursuant to Section 1.2(c) is valued (calculated in accordance with the Accounting Procedures, including giving effect to all discounts included therein) at Closing at less than or equal to Thirty Three Million Dollars ($33,000,000), the Excess Inventory Value shall be equal to zero.

“Excluded Assets” has the meaning ascribed to it in Section 1.3.

“Excluded Contracts” has the meaning ascribed to it in Section 1.3(i).

“Excluded Inventory” has the meaning ascribed to it in Section 1.2(c).

“Excluded Liabilities” has the meaning ascribed to it in Section 1.4(b).

“Expiration Date” has the meaning ascribed to it in Section 6.1.

“Export Approvals” has the meaning ascribed to it in Section 2.21(a).

“FCPA” has the meaning ascribed to it in Section 2.22.

“Final Current Inventory Adjustment Amount” has the meaning ascribed to it in Section 1.7(a)(iii).

“Final Purchase Price” has the meaning ascribed to it in Section 1.7(c).

“Final Statement” has the meaning ascribed to it in Section 1.7(a)(iii) and (v).

“Final Tangible Net Worth” has the meaning ascribed to it in Section 1.7(a)(v).

“First Subsequent Payment” has the meaning ascribed to it in Section 1.6(c)(i).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service.

“Gross Revenues” means gross revenues prior to any deductions for discounts, returns, allowances or other adjustements.

“Guaranties” has the meaning ascribed to it in Section 5.14.

“Guarantor” has the meaning ascribed to it in the preamble hereto.

“Hazardous Material” means (a) any chemical, material, substance or waste containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated as hazardous by any Governmental or Regulatory Authority under any applicable Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” has the meaning ascribed to it in Section 6.2(d)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 6.2(d)(i).

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, workers’ compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intellectual Property” shall mean all of the following owned by the Sellers:  (i) registered and material unregistered trademarks and service marks and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions and computer programs (including password unprotected interpretive code or source code); (iii) trade secrets; (iv) registered and material unregistered copyrights;  and (v) domain names, all with the exception of such of the foregoing the absence of which would have no Material Adverse Effect on the Business.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Sellers.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Knowledge” means, as to the Sellers, the actual knowledge of Don Bucker, Tony Costa, Julie Coughlin, Dan Emerson, or any executive officer of the Guarantor.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, common law, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Documents” has the meaning ascribed to it in Section 2.8(b).

“Leased Real Property” has the meaning ascribed to it in Section 2.8(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys incurred in connection with the investigation or defense of any Third Party Claims), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Material Adverse Effect” means any circumstance, change, development, condition or event that is materially adverse to: (a) the financial condition, business or results of operations of the Business, the Purchased Assets and/or the Assumed Liabilities, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of (i) any circumstance, change, development, condition or event arising out of or affecting the industry in which the Business operates generally, including without limitation seasonal changes; (ii) changes in general economic conditions, interest rates or securities markets in the U.S. or worldwide; (iii) changes in Law, GAAP or any Orders that apply generally to similarly situated Persons; (iv) any natural disaster, weather-related events or other acts of God, acts of war or terrorist activities or any escalation or worsening of any such acts of war or terrorist activities threatened or underway as of the date of this Agreement; (v) any circumstance, change, development, condition or event affecting the Purchased Assets which is cured by the Sellers (including by payment of money) before the Closing and would not have any continuing material adverse effect; (vi) the loss of any customer of the Business or a reduction or other changes in the products purchased or expected to be purchased by any customer of the Business; or (vii) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby; or (b) the Sellers’ ability to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning ascribed to it in Section 2.11(a).

“Net LCM Value of Close Date Inventory” means the sum of (i) the net realizable value of inventories sold during the 180 day holdback period as measured by the lower of (a) Seller’s average historical cost or (b) sales price less 5% for hardware sales and 8% for all other product categories (including bundled products) and (ii) net realizable value of inventories remaining at the end of the 180 day holdback period.  Section 1.7(b)(ii) of the Disclosure Schedule contains an illustration of this calculation and further definitions, including reserve percentages to be applied to inventories remaining at the end of the holdback period.

“Net Inventory at Time of Close” means the value of Sellers’ operating inventories included in the Purchased Assets at historical average cost as of the Closing Date less inventory reserves as calculated in accordance with the procedures set forth on Section 10(a) of the Disclosure Schedule.

“Notice of Claim” has the meaning ascribed to it in Section 6.2(d)(i).

“Notice Period” has the meaning ascribed to it in Section 1.7(a)(iii).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permits” means all licenses, permits, approvals, authorizations, variances, resale certificates, waivers or consents issued by a Governmental or Regulatory Authority to the Sellers.

“Permitted Liens” means (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law or (ii) possessory liens on inventory arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies in an aggregate amount not to exceed $5,000 in the aggregate to Sellers’ Knowledge.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Information” means any personally identifiable information relating to the Business that the Sellers are not authorized to transfer or disclose to the Acquirer pursuant to applicable Privacy Laws.

“Plan” means each employee benefit or compensation plan, agreement, policy, program or arrangement covering present or former employees, officers and directors of, and advisors and consultants to, the Sellers, including but not limited to “employee benefit plans” within the meaning of section 3(3) of ERISA, stock purchase, stock option or any other stock-based award, profit sharing, fringe benefit, post-retirement health, health, life, vision and/or dental insurance coverage (including any self-insured arrangement), employment, consulting disability benefit, supplemental unemployment benefit, vacation benefit, change in control, retention, severance, notice of termination, termination pay, bonus and deferred compensation plans, agreements or funding arrangements (collectively, the “Plans”), whether written or oral and whether sponsored, maintained or contributed to by the Sellers or with respect to which Sellers may have any Liabilities, including conditional Liabilities.

“Post-Closing Tangible Net Worth Statement” has the meaning ascribed to it in Section 1.7(a)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

“Privacy Laws” means all applicable international, federal, provincial, state and local laws, rules, regulations and governmental requirements now or hereafter in effect relating to privacy, data protection, confidentiality or security of personally identifiable information.

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Purchased Assets” has the meaning ascribed to it in Section 1.1.

“Purchase Price” has the meaning ascribed to it in Section 1.6(a).

“Registered Intellectual Property” shall mean all United States and international:  (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any state, government or other public legal authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, shareholders, attorneys, accountants, investment advisors, agents, representatives, or Affiliates.

“Schedule of Objection” has the meaning ascribed to it in Section 1.7(b)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Subsequent Payment” has the meaning ascribed to it in Section 1.6(c)(ii).

“Sellers” has the meaning ascribed to it in the preamble hereto.

“Sellers’ Financial Statements” has the meaning ascribed to it in Section 2.4.

“Seller Indemnitees” has the meaning ascribed to it in Section 6.2(b).

“Seller Intellectual Property” shall mean any Intellectual Property that is owned by the Sellers.

“Sellers Officers’ Certificate” has the meaning ascribed to it in Section 7.3(c).

“Sellers Registered Intellectual Property” has the meaning ascribed to it in Section 2.10.

“Sellers Secretary’s Certificate” has the meaning ascribed to it in Section 7.3(c).

“Specified Representations” shall mean the representations and warranties of the Sellers set forth in Sections 2.2, 2.3, 2.7(a)(i), 2.7(a)(ii), 2.7(a)(vii), 2.7(b), 2.9(a), 2.11(a)(ii), 2.11(a)(xii)(A), 2.11(a)(xii)(B), 2.11(d), 2.15 (solely as updated by revised Section 2.15(a) of the Disclosure Schedule delivered within five Business Days of the Closing Date), 2.16 (solely as updated by revised Section 2.16(a) of the Disclosure Schedule delivered within five Business Days of the Closing Date) and 2.26(b).

“Statement” has the meaning ascribed to in Section 1.7(a)(ii).

“Statement of Objections” has the meaning ascribed to it in Section 1.7(a)(iii).

“Straddle Period” means any taxable period which begins on or before and ends after the Closing Date.

“Sublease” has the meaning ascribed to it in the Recitals hereto.

“Subleased Property” means the facility located at 9271 Meridian Way, West Chester, Ohio 45069.

“Subsequent Payments” has the meaning ascribed to it in Section 1.6(c).

“Subsequent Payment Date” has the meaning ascribed to it in Section 1.6(c).

“Subsidiary” means any Person in which the Sellers, directly or indirectly through subsidiaries or otherwise, beneficially owns at least a majority of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including Section 203 of the Delaware General Corporation Law and Section 912 of the New York Business Corporation Law.

“Take-Two Products” has the meaning ascribed to it in the Distribution Agreement.

“Take-Two Product Revenue” has the meaning ascribed to it in Section 1.7(b)(iii).

“Tangible Net Worth” means (i) the value of Sellers’ accounts receivable (but not including any accounts receivable that are excluded by the Sellers pursuant to Section 1.2(b), net of reserves plus inventory included within the Purchased Assets after giving effect to Section 1.2(c), net of reserves plus prepaid expenses plus fixed assets, net, less (ii) the value of US Seller’s accounts payable and accrued expenses (other than accounts payable and accrued expenses relating to the US Seller’s third party PC distribution business and each as measured as of the Closing Date in accordance with the Accounting Procedures and consistent with past practices).  Section 1.7(a)(i) of the Disclosure Schedule includes an example of the calculation of Tangible Net Worth as of October 31, 2009, and is provided for illustrative purposes only.  The parties hereto agree that Section 1.7(a)(i) of the Disclosure Schedule appropriately applies the calculation of Tangible Net Worth as set forth in this Agreement.

“Target Tangible Net Worth” has the meaning ascribed to it in Section 1.7(a)(i).

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Third Party Claim” has the meaning ascribed to it in Section 6.2(d)(i).

“Third Party Expenses” has the meaning ascribed to it in Section 5.6.

“Trademark Assignment” has the meaning ascribed to it in the Recitals hereto.

“Transferred Employees” shall mean the US Transferred Employees and the Canadian Transferred Employees.

“Transferred Insurance Policies” has the meaning ascribed to it in Section 1.1(i).

“Transition Services Agreement” has the meaning ascribed to it in the Recitals hereto.

“Uncollected Amount” has the meaning ascribed to it in Section 1.7(b)(i).

“Uncollectible” shall mean, with respect to any accounts receivable, such receivable that is more than 120 days past due or is owed by a counterparty that has been declared insolvent or bankrupt, or where a petition in bankruptcy or any petition or answer seeking an assignment for the benefit of creditors, or seeking a liquidation or dissolution or similar relief under the U.S. Bankruptcy Code or any state law is filed by or against such party.

“Unresolved Debit Memos” shall mean the aggregate amount by which (i) the debit memos related to price protection, retail programs or vendor chargebacks to the vendors (offset by any provision for unresolved debit memos) included in the calculation of the Final Tangible Net Worth exceeds (ii) the actual aggregate amounts that were (1) paid by vendors to Acquirer, and/or (2) offset against accounts payable by Acquirer.

“US Business” has the meaning ascribed to it in the Recitals hereto.

“US Seller” has the meaning ascribed to it in the Preamble hereto.

“US Transferred Employees” has the meaning ascribed to it in Section 5.11(a)(i).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

SYNNEX CORPORATION

By:	/s/ Simon Y. Leung
Name: Simon Y. Leung
Title: General Counsel and Corporate Secretary

JACK OF ALL GAMES, INC.

By:	/s/ Lainie Goldstein
Name: Lainie Goldstein
Title: Chief Financial Officer

JACK OF ALL GAMES (CANADA), INC.

By:	/s/ Daniel P. Emerson
Name: Daniel P. Emerson
Title: Vice President

Solely for purposes of Section 9.2:

TAKE-TWO INTERACTIVE
SOFTWARE, INC.

By:	/s/ Karl Slatoff
Name: Karl Slatoff
Title: Executive Vice President

[Signature Page to Asset Purchase Agreement]